                                                                    EXHIBIT 10.4


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         WORLD WASTE TECHNOLOGIES, INC.,
                            A CALIFORNIA CORPORATION,

                                ON THE ONE HAND,

                                       AND

                               VERTEX ENERGY, LP,
                          A TEXAS LIMITED PARTNERSHIP,

                              VERTEX ENERGY, INC.,
                              A NEVADA CORPORATION,

                             VERTEX MERGER SUB, LLC,
                     A CALIFORNIA LIMITED LIABILITY COMPANY,

                                       AND

                                   BEN COWART,
                 AS AGENT FOR ALL OF THE SHAREHOLDERS OF VERTEX,

                                ON THE OTHER HAND



                                  MAY 19, 2008

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, is made and entered into as of May 19, 2008 (this "AGREEMENT"), by and between World Waste Technologies, Inc., a California corporation ("WWT"), on the one hand, and Vertex Energy, LP, a Texas limited partnership ("VERTEX LP"), Vertex Energy, Inc., a Nevada corporation ("VERTEX NEVADA"), Vertex Merger Sub, LLC, a California limited liability company and wholly owned subsidiary of Vertex Nevada ("MERGER SUB"), and Ben Cowart, as agent ("AGENT") of all of the shareholders of Vertex Nevada (the "VERTEX SHAREHOLDERS"), on the other hand. WWT, Vertex LP, Vertex Nevada, Merger Sub and the Agent are collectively referred to herein as the "PARTIES". Vertex Nevada, Vertex LP, Merger Sub and the Agent are sometimes referred to herein as the "VERTEX PARTIES." Capitalized terms used and not otherwise defined herein have the meanings set forth in
Article 1.

         The Parties hereto have previously entered into an Agreement and Plan of Merger dated as of May 15, 2008 (the "Original Agreement"). The Parties now desire to amend and restate the Original Agreement in its entirety to reflect various mutually acceptable modifications to the agreement as originally executed.

                                    RECITALS
                                    --------

         WHEREAS, the respective Boards of Directors of WWT, Vertex Nevada and Merger Sub, and the partners of Vertex LP (the "PARTNERS"), have deemed it in the best interests of their respective corporations, shareholders and partners that (i) Vertex LP transfer the Vertex Business to Vertex Nevada (the "TRANSFER"), and (ii) immediately following the Transfer, that WWT, Vertex Nevada and Merger Sub enter into a business combination transaction;

         WHEREAS, in furtherance thereof, the Partners have approved the Transfer and the respective Boards of Directors of WWT, Vertex Nevada and Merger Sub each have approved this Agreement and the merger of WWT with and into Merger Sub(the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the California Corporations Code (the "CCC");

         WHEREAS, in connection with the Merger, the Parties desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions to the Merger, upon the terms and subject to the conditions contained herein.

         NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS
                                   -----------

         1.1 CERTAIN DEFINITIONS. The following terms shall, when used in this Agreement, have the following meanings:

         "AFFILIATE" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "AGENT" shall have the meaning set forth in the preamble to this Agreement.

         "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

         "ALTERNATIVE ACQUISITION" shall have the meaning set forth in Section
5.14 of this Agreement.

         "BENEFIT ARRANGEMENT" means any employment, consulting, severance or other similar contract, plan, arrangement or policy, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, Pension Plan or Multiemployer Plan.

         "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in California or Nevada are required or authorized to be closed.

         "CCC" shall have the meaning set forth in the recitals of this Agreement.

         "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 2.3 of this Agreement.

         "CLAIM" shall have the meaning set forth in Section 7.3 of this Agreement.

         "CLAIM NOTICE" shall have the meaning set forth in Section 7.3 of this Agreement.

         "CLOSING" shall have the meaning set forth in Section 2.2 of this Agreement.

         "CLOSING DATE" shall have the meaning set forth in Section 2.2 of this Agreement.

         "CMT AGREEMENTS" shall have the meaning set forth in Section 5.23 of this Agreement

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "COLLATERAL DOCUMENTS" mean the Cowart Employment Agreement, the Vertex Disclosure Schedules, the WWT Disclosure Schedules, all of the Exhibits to this Agreement, and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

         "CONTRACT" means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, instrument, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied).

         "COWART EMPLOYMENT AGREEMENT" shall have the meaning set forth in
Section 5.1 of this Agreement.

         "COWART GUARANTEES" shall have the meaning set forth in Section 5.2 of this Agreement.

         "DISSENTING SHARES" shall have the meaning set forth in Section 2.14 of this Agreement.

         "EFFECTIVE DATE" shall have the meaning set forth in Section 2.3 of this Agreement.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3 of this Agreement.

         "EMPLOYEE PLANS" means all Benefit Arrangements, Pension Plans and Welfare Plans.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any trade or business, whether or not incorporated, that together with Vertex LP or WWT, as applicable, would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

         "FAMILY MEMBER" means, with respect to any individual (i) the individual, (ii) the individual's spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree (including adopted children) and (iv) any other natural Person who resides with such individual.

         "GAAP" means U.S. generally accepted accounting principles consistently applied, as in effect from time to time.

         "INDEMNIFICATION AGREEMENTS" means those certain director and officer indemnification agreements by and between WWT and its officers and directors.

         "INDEPENDENT DIRECTOR" means any individual who does not beneficially own more than 5% of the outstanding voting shares of Vertex Nevada, is not employed by, or an officer of, Vertex Nevada or any Cowart Party, is not a director or manager of any Cowart Party, is not a family member of Ben Cowart, and would qualify as an "Independent Director" as defined in the rules and regulations of the New York Stock Exchange.

         "INTELLECTUAL PROPERTY" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing.

         "LAWS" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Law.

         "LEGAL PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator.

         "LIABILITIES" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated or otherwise.

         "LIEN" means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including but not limited to restrictive covenants, leases and licenses).

         "LOSSES" means any claim, liability, obligation, loss, damage, assessment, penalty, judgment, settlement, cost and expense, including costs attributable to the loss of the use of funds to the date on which a payment is made with respect to a matter of indemnification under Article 7 hereof, and including reasonable attorneys' and accountants' fees and disbursements incurred in investigating, preparing, defending against or prosecuting any claim.

         "MAKE-WHOLE WARRANTS" shall have the same meaning set forth in Section 6.1(i) of this Agreement.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" with respect to a Person means a material adverse effect on (i) the assets, liabilities, condition (financial or otherwise), properties, business or prospectus of such Person, (ii) the validity, binding effect or enforceability of this Agreement or any of the Collateral Documents against such Person or (iii) the ability of such Person to perform its obligations under this Agreement or any of the Collateral Documents.

         "MERGER" shall have the meaning set forth in the recitals of this Agreement.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.6 of this Agreement.

         "MERGER SUB" shall have the meaning set forth in the preamble to this Agreement.

         "MULTIEMPLOYER PLAN" means any "multiemployer plan" as defined in
Section 3(37) of ERISA.

         "ORDER" means any writ, judgment, decree, ruling, injunction or similar order of any Regulatory Authority (in each such case whether preliminary or final).

         "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase means the usual and ordinary course of business of a Party, consistent with its past custom and practice.

         "ORGANIZATIONAL DOCUMENTS" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

         "PARTNERS" shall have the meaning set forth in the recitals of this Agreement.

         "PARTY" or "PARTIES" shall have the meaning set forth in the preamble to this Agreement.

         "PENSION PLAN" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which a Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability.

         "PERMIT" means any license, franchise, certificate, declaration, waiver, exemption, variance, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

         "PERSON" means any natural person, individual, firm, corporation, including a non-profit corporation, partnership, trust, unincorporated organization, association, limited liability company, labor union, Regulatory Authority or other entity.

         "PROXY STATEMENT" shall have the meaning set forth in Section 5.5 of this Agreement.

         "QUALIFIED FINANCING" means an equity financing generating gross proceeds to WWT Sub of at least $500,000, at a pre-money valuation in an amount equal to no less than the total amount of cash on hand of WWT Sub as of the Closing.

         "REGULATORY AUTHORITY" means: any (i) federal, state, local, municipal or foreign government; (ii) governmental or quasi-governmental authority of any nature (including without limitation any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal); (iii) multi-national organization or body; or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulation or taxing authority or power of any nature.

         "REPRESENTATIVES" shall have the meaning set forth in Section 5.14 of this Agreement.

         "SEC" means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

         "SEC REPORTS" has the meaning set forth in the preamble to Article 4.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "SUBSIDIARY" has the meaning set forth in Section 3.1.

         "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.1 of this Agreement.

         "TAX RETURNS" means all federal, state, local, provincial and foreign tax returns, declarations, reports, claims, schedules and forms for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TAXES" means any U.S. or non U.S. federal, state, provincial, local or foreign (i) income, corporation gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, ad valorem or excise tax, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in (i) above.

         "TRANSACTIONS" has the meaning set forth in Section 3.2.

         "TRANSFER" shall have the meaning set forth in the recitals of this Agreement.

         "TRANSMITTAL LETTER" has the meaning set forth in Section 2.7 of this Agreement.

         "TREASURY REGULATIONS" means regulations promulgated by the U.S. Treasury Department under the Code.

         "VERTEX LP" has the meaning set forth in the preamble to this Agreement.

         "VERTEX NEVADA" has the meaning set forth in the preamble to this Agreement.

         "VERTEX BUSINESS" means each of the following businesses owned by Vertex LP: (i) the business of aggregating waste oil from third-party collectors and managing the transportation logistics of delivering the waste oil to a Chevron-Texaco refining facility in Louisiana; revenue from this business is generated from payments made by Chevron-Texaco to Vertex LP under an existing contract and is based on the volume, quality and price of the used oil feedstock delivered to the Louisiana facility; (ii) the business of aggregating petroleum waste streams from third-party collectors and managing the transportation logistics of delivering the waste petroleum products to a Kmtex-owned facility in Texas; in addition to the petroleum waste stream feedstock, this business sources a second feedstock stream directly from a major chemical company. Revenue is generated by selling end products such as pygas, gasoline blendstock and marine diesel oil made at the Kmtex facility under a contract refining agreement with Vertex LP utilizing the two streams of feedstock; and (iii) the business of implementing proprietary re-refining technology owned by Vertex LP.; the re-refining technology allows this business to take aggregated waste oil (similar to what is currently delivered to the Chevron-Texaco facility) and convert it to higher value products such as marine diesel oil and vacuum gas oil; revenue for this business area will be generated from the sale of the re-refined marine diesel oil and vacuum gas oil.

         For the sake of clarification, the Vertex Business does not include the businesses conducted by any of the Subsidiaries of Vertex LP.

         "VERTEX CAPITAL STOCK" means, collectively, the Vertex Common Stock and Vertex Preferred Stock.

         "VERTEX COMMON STOCK" means shares of Vertex Nevada's common stock, par value $0.001 per share.

         "VERTEX CONTRACT" has the meaning set forth in Section 3.11 of this Agreement.

         "VERTEX FINANCIAL STATEMENTS" means the audited Consolidated Balance Sheets of Vertex Nevada as of December 31, 2007, 2006 and 2005, and the audited Consolidated Statements of Operations and Statements of Stockholders' Equity for the periods then ended, in each case after taking into account the Transfer.

         "VERTEX LP" has the meaning set forth in the preamble to this Agreement.

         "VERTEX LOCK-UP" has the meaning set forth in Section 5.19 of this Agreement.

         "VERTEX NEVADA" has the meaning set forth in the preamble to this Agreement.

         "VERTEX PARTIES" shall have the meaning set forth in the preamble to this Agreement.

         "VERTEX PREFERRED STOCK" means, collectively, the Vertex Series A Preferred Stock and the Vertex Series B Preferred Stock.

         "VERTEX SERIES A PREFERRED STOCK" means the newly created Series A Preferred Stock, par value $0.001 per share, of Vertex Nevada, established and issued in connection with the transactions contemplated by this Agreement.

         "VERTEX SERIES B PREFERRED STOCK" means the Series B Preferred Stock, par value $0.001 per share, of Vertex Nevada, with the terms and conditions as are set forth on EXHIBIT A-2 hereto.

         "VERTEX SHAREHOLDERS" has the meaning set forth in the preamble to this Agreement.

         "WELFARE PLAN" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA which a Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate may incur any Liability.

         "WWT" has the meaning set forth in the preamble to this Agreement.

         "WWT CAPITAL STOCK" means, collectively, the WWT Common Stock and WWT Preferred Stock.

         "WWT CERTIFICATE(S)" has the meaning set forth in Section 2.7 of this Agreement.

         "WWT COMMON STOCK" means shares of WWT's common stock, par value 0.001 per share.

         "WWT CONTRACT" has the meaning set forth in Section 4.10 of this Agreement.

         "WWT FINANCIAL STATEMENTS" means the audited Consolidated Balance Sheets of WWT as of December 31, 2007 and 2006, and the audited Consolidated Statements of Operations and Statement of Stockholders' Equity for each of the three years in the period ended December 31, 2007.

         "WWT OPTIONS" has the meaning set forth in SECTION 2.6(C) of this Agreement.

         "WWT PREFERRED STOCK" means, collectively, the WWT Series A Preferred Stock and WWT Series B Preferred Stock.

         "WWT SERIES A PREFERRED STOCK" means shares of WWT's 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock, par value 0.001 per share.

         "WWT SERIES B PREFERRED STOCK" means shares of WWT's 8% Series B Cumulative Redeemable Convertible Participating Preferred Stock, par value 0.001 per share.

         "WWT MANAGEMENT AGREEMENT" shall have the meaning set forth in Section
5.6 of this Agreement.

         "WWT MANAGEMENT" shall have the meaning set forth in Section 5.6 of this Agreement.

                                   ARTICLE II
                                   THE MERGER
                                   ----------

         2.1 MERGER. Upon the terms and conditions set forth in this Agreement, and in accordance with the provisions of the CCC, at the Effective Time, (i) WWT shall be merged with and into Merger Sub, (ii) the separate corporate existence of WWT shall cease, (iii) Merger Sub, as the surviving company in the Merger, shall continue its existence under the laws of the State of California as a limited liability company, and (iv) Merger Sub shall succeed to and assume the rights, obligations, properties, rights, privileges, powers and franchises of WWT. Merger Sub, as the surviving limited liability company after the Merger, is sometimes referred to herein as the "SURVIVING CORPORATION."

         2.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of TroyGould Professional Corporation located at 1801 Century Park East, 16th Floor, Los Angeles, California 90067, or at such other place as the Parties mutually agree, at 10:00 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as the Parties mutually agree upon in writing (the "CLOSING DATE").

         2.3 EFFECTIVE TIME. Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date: (a) the Parties will cause the Merger to be consummated by filing with the Secretary of State of the State of California a certificate of merger (the "CERTIFICATE OF MERGER"), together with any required related certificates, and shall make any other filings or recordings required under the CCC. The Merger shall become effective upon such filing, or at such later date and time as is agreed to by the Parties and set forth in the Certificate of Merger (the date and time of such filing being the "EFFECTIVE TIME" and the date upon which the Effective Time occurs, being the "EFFECTIVE DATE"). As soon as practicable on the Closing Date, Vertex Nevada will deliver the Merger Consideration to the holders of WWT Common Stock and WWT Preferred Stock in accordance with Section 2.6 hereof.

         2.4 EFFECT OF THE MERGER. At the Effective Time, in accordance with the CCC, the separate existence of WWT will cease and the Surviving Corporation shall succeed, without further action, to all the property, assets, rights, privileges, powers and franchises of every kind of the nature and description of Merger Sub and WWT. All debts, liabilities and duties of Merger Sub and WWT will become the debts, liabilities and duties of the Surviving Corporation. The Parties acknowledge that as a condition to the closing of the transactions contemplated hereby and in accordance with Section 5.6, all Liabilities of WWT (other than up to $2.4 million of indebtedness) shall, immediately prior to the Effective Time, be satisfied in full. As of the Effective Time, the Surviving Corporation will be a single member limited liability company wholly owned by Vertex Nevada.

         2.5 EFFECT OF MERGER ON OWNERSHIP INTERESTS OF MERGER SUB. At the Effective Time, the ownership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become ownership interests of the Surviving Corporation.

         2.6 EFFECT OF MERGER ON CAPITAL STOCK OF WWT.

              (a) WWT COMMON STOCK. At the Effective Time, each issued and outstanding share of the WWT Common Stock shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one share of Vertex Common Stock.

              (b) WWT SERIES A PREFERRED STOCK AND WWT SERIES B PREFERRED STOCK. At the Effective Time, (i) each issued and outstanding share of WWT Series A Preferred Stock shall by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive 4.062 shares of Vertex Series A Preferred Stock; and (ii) each issued and outstanding share of WWT Series B Preferred Stock shall by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive 116.51 shares of Vertex Series A Preferred Stock, in each case subject to the terms and conditions of this Agreement. The shares of Vertex Common Stock and Vertex Series A Preferred Stock issuable pursuant to Section 2.6(a) and this
Section 2.6(b) are collectively referred to herein as the "MERGER CONSIDERATION." The terms of the Vertex Series A Preferred Stock issuable hereunder shall have substantially the terms and conditions as are set forth on EXHIBIT A-1 hereto.

              (c) OUTSTANDING WWT OPTIONS AND WARRANTS. At the Effective Time, each outstanding option and warrant to acquire shares of WWT Common Stock (the "WWT OPTIONS") shall automatically become an option or warrant to acquire an equivalent number of shares of Vertex Common Stock.

              (d) WWT CAPITAL STOCK. As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of WWT Capital Stock shall be cancelled and retired and shall cease to be outstanding. Each holder of shares of the WWT Capital Stock shall thereafter cease to have any rights with respect to such shares, except that the issued and outstanding shares of WWT Capital Stock immediately prior to the Effective Time, and the respective holders thereof, shall have the right to receive the Merger Consideration in accordance with this Section 2.6 upon the surrender of the certificate or certificates representing such shares.

              (e) TREASURY STOCK. Each share of WWT Common Stock held in Vertex Nevada's treasury at the Effective Time, if any, shall, by virtue of the Merger and without any action on the part of WWT, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

         2.7 DELIVERY OF WWT CERTIFICATES AND EXCHANGE PROCEDURES. At and after the Effective Time, Vertex Nevada will make available, and each holder of an issued and outstanding share of WWT Common Stock and WWT Preferred Stock will be entitled to receive, upon surrender to Vertex Nevada or the Agent of any certificates evidencing such WWT Capital Stock (the "WWT CERTIFICATES") for cancellation and a letter of transmittal or assignment separate from certificate in customary form (the "TRANSMITTAL LETTER"), the portion of the Merger Consideration into which such shares of WWT Capital Stock have been converted into pursuant to the Merger, and upon such surrender of each such WWT Certificate, and delivery by Vertex Nevada of the aggregate Merger Consideration in exchange therefor, the WWT Common Stock and WWT Preferred Stock evidenced by the WWT Certificates so surrendered in accordance herewith shall forthwith be cancelled. Until surrendered or delivered as contemplated by this Section 2.7, each WWT Certificate will be deemed at any time after the Effective Time for all purposes to evidence only the right to receive upon such surrender the corresponding pro rata portion of the Merger Consideration; PROVIDED, HOWEVER, that Vertex Nevada shall be under no obligation to deliver the Merger Consideration, and no holder of an issued and outstanding share of WWT Common Stock or WWT Preferred Stock shall be obligated to surrender a WWT Certificate, as contemplated herein, until and unless of the conditions and covenants set forth in Article 6 hereof shall have been performed, complied with, or otherwise waived in accordance with the provisions of Article 6.

         2.8 STOCK TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of WWT will be closed, and there will be no further registration or transfers of WWT Common Stock or WWT Preferred Stock thereafter on the records of WWT.

         2.9 NO FURTHER OWNERSHIP RIGHTS. The Merger Consideration delivered upon the surrender for exchange of the WWT Certificates in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to the WWT Common Stock and WWT Preferred Stock evidenced by such WWT Certificates, and there will be no further registration of transfers of such shares which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, WWT Certificates are presented to the Surviving Corporation, they will be cancelled as contemplated herein.

         2.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any WWT Certificates are lost, stolen or destroyed, Vertex Nevada will issue in exchange for such lost, stolen or destroyed WWT Certificates, upon the making of an affidavit of that fact by the holder thereof and the other deliveries required above, the applicable Merger Consideration; PROVIDED, HOWEVER, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed WWT Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the WWT Certificates alleged to have been lost, stolen or destroyed.

         2.11 CHARTER DOCUMENTS; DIRECTORS AND OFFICERS. Unless otherwise agreed by Vertex Nevada and WWT prior to the Closing, at and as of the Effective Time, without any further action on the part of the Parties: (i) the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time will be the Organizational Documents of the Surviving Corporation at and after the Effective Time until thereafter amended as provided by applicable law and such Organizational Documents; (ii) the manager of Merger Sub immediately prior to the Effective Time will be the initial manager of the Surviving Corporation from and after the Effective Time, until its successor is appointed and qualified or until its resignation or removal; (iii) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

         2.12 NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Vertex Capital Stock shall be issued upon the surrender of WWT Certificates. In lieu thereof, each holder of WWT Capital Stock who would otherwise be entitled to a fraction of a share of Vertex Capital Stock (after aggregating all shares of WWT Capital Stock that otherwise would be received by such holder), shall receive one additional share of Vertex Common Stock or Vertex Preferred Stock, as applicable.

         2.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of the Parties will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of WWT and Merger Sub, the officers, directors and managers of WWT and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         2.14 WWT DISSENTING SHARES. Shares of WWT Common Stock and WWT Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who are entitled to and have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the CCC (the "DISSENTING SHARES"), will not be converted into the right to receive the Merger Consideration, and holders of such shares of WWT Common Stock and WWT Preferred Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares in accordance with the provisions of the CCC unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of WWT Common Stock and WWT Preferred Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                OF VERTEX PARTIES
                                -----------------

         Each Vertex Party, jointly and severally, represents and warrants to WWT that the statements contained in this Article 3 are true, complete and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (and as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement); except as the same may be qualified or limited by the Vertex Disclosure Schedules attached hereto:

         3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

              (a) Each of Vertex LP, Vertex Nevada and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on the Vertex Business, which such jurisdictions are set forth on
SCHEDULE 3.1(a) of the Vertex Disclosure Schedules.

              (b) Each of Vertex LP, Vertex Nevada and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the Vertex Business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Material Adverse Effect on Vertex Nevada or, with respect to the Vertex Business, on Vertex LP.

              (c) Vertex Nevada has delivered to WWT complete and correct copies of its Organizational Documents and the same for Merger Sub, in each case as amended to the date hereof. The Organizational Documents of Vertex Nevada are attached hereto as EXHIBIT B. All of the outstanding shares of capital stock or other ownership interests of Vertex Nevada have been validly issued and are fully paid and nonassessable and are owned of record and beneficially by the Persons set forth on SCHEDULE 3.1(c)-1 of the Vertex Disclosure Schedules, in each case free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws and except for restrictions on sale contained in the certificate of incorporation of Vertex Nevada. Immediately prior to the Closing, the outstanding shares of capital stock of Vertex Nevada will be owned of record and beneficially by the Persons set forth on SECTION 3.1(c)-2 of the Vertex Disclosure Schedules.

              (d) Vertex Nevada does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity, other than Merger Sub. One hundred percent (100%) of the ownership interests of Merger Sub is owned by Vertex Nevada.

              (e) Vertex Nevada has no Subsidiaries, other than Merger Sub. Vertex LP has no Subsidiaries, other than as set forth on SCHEDULE 3.1(e) of the Vertex Disclosure Schedules. As used in this Agreement, the term "Subsidiary", with respect to any Person, means any corporation or other legal entity of which such Person controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         3.2 AUTHORIZATION; ENFORCEABILITY. Each Vertex Party has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its or his obligations under this Agreement and any Collateral Documents to which it or he is or will be a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Collateral Documents or to be executed by such Vertex Party in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to the Transfer) (the "TRANSACTIONS"), and to consummate the Transactions. The execution and delivery by each Vertex Party of this Agreement and any applicable Collateral Documents to which it or he is a party, and the consummation by such Vertex Party of the Transactions contemplated hereby and thereby, and the performance by such Vertex Party of its or his respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or other action on the part of such Vertex Party, and no other action on the part of such Vertex Party is required to authorize the execution, delivery and performance of this Agreement and the consummation by such Vertex Party of the Transactions. This Agreement has been duly and validly executed and delivered by each Vertex Party and constitutes a legal, valid and binding obligation of each such Vertex Party enforceable against such Vertex Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         3.3 CAPITALIZATION.

              (a) The authorized capital stock of Vertex Nevada as of the date of this Agreement consists of 750 million shares of Vertex Common Stock, and 50 million shares of Vertex Preferred Stock. Immediately prior to the Effective Time (but prior to the issuance of the Merger Consideration), there will be (i) 61,770,000 shares of Vertex Common Stock, 100 shares of Vertex Series B Preferred Stock and 0 shares of Vertex Series A Preferred Stock, issued and outstanding, all of which shares shall be owned in the amounts and by the holders set forth on SECTION 3.1(c)-2 of the Vertex Disclosure Schedule; (ii) no shares of Vertex Common Stock held in the treasury of Vertex; (iii) 6,000,000 shares of Vertex Common Stock reserved for future issuance pursuant to the exercise of outstanding options; and (iv) a sufficient number of shares of Vertex Common Stock reserved for future issuance pursuant to the exercise of the Make-Whole Warrants and the WWT Options. Except as described above, as of the Effective Time, there will be no shares of voting or non-voting capital stock, equity interests or other securities of Vertex Nevada authorized, issued, reserved for issuance or otherwise outstanding.

              (b) As of the Effective Time, all outstanding shares of Vertex Capital Stock will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. Vertex Nevada has no outstanding shares of Vertex Capital Stock subject to a right of repurchase that will survive the Merger.

              (c) There are no bonds, debentures, notes or other indebtedness of either Vertex LP or Vertex Nevada having the right to vote (or convertible into securities having the right to vote) on any matters on which partners of Vertex LP or stockholders of Vertex Nevada may vote. Except as set forth on SCHEDULE 3.3(c) of the Vertex Disclosure Schedules, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which any Vertex Party is a party or bound obligating any such Vertex Party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any Vertex Party or obligating any Vertex Party to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. No Vertex Party is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

              (d) All of the issued and outstanding partnership interests of Vertex LP have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the Effective Time, all of the issued and outstanding shares of Vertex Capital Stock will have been issued in compliance in all material respects with all applicable federal and state securities Laws.

              (e) Except as set forth on SCHEDULE 3.3(e) of the Vertex Disclosure Schedules, there are no outstanding contractual obligations of any Vertex Party to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of any Vertex Party. Except as set forth on SCHEDULE 3.3(e) of the Vertex Disclosure Schedules, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of any Vertex Party or to cause any Vertex Party to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of any Vertex Party.

              (f) Except as set forth on SCHEDULE 3.3(f) of the Vertex Disclosure Schedules, there are no voting trusts, proxies or other agreements, commitments or understandings to which any Vertex Party or, to the knowledge of any Vertex Party , any of the stockholders or partners of any Vertex Party, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of any Vertex Party.

         3.4 NON-CONTRAVENTION. Except as set forth on SCHEDULE 3.4 of the Vertex Disclosure Schedules, the execution, delivery and performance by the Vertex Parties of this Agreement or any applicable Collateral Document or the consummation by the Vertex Parties of the Transactions does not, and the consummation of the Transactions will not, (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of any of the Vertex Parties, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law applicable to the Vertex Business, (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Vertex Party is entitled under any provision of any agreement or other instrument binding upon any Vertex Party or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Vertex Business or (d) result in the creation or imposition of any Lien on any asset of any Vertex Party, which in the case of clauses (b) or (d) above would have a Material Adverse Effect on Vertex Nevada or, with respect to the Vertex Business, on Vertex LP.

         3.5 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 3.5 of the Vertex Disclosure Schedules, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any of the Vertex Parties in connection with the execution, delivery and performance by the Vertex Parties of this Agreement or any applicable Collateral Document or for the consummation by the Vertex Parties of the Transactions, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on Vertex Nevada or, with respect to the Vertex Business, on Vertex LP.

         3.6 BOOKS AND RECORDS. Each of Vertex LP and Vertex Nevada has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of such Person. Neither Vertex LP nor Vertex Nevada has, in any manner that pertains to, or could affect, the Vertex Business, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of such Person.

         3.7 FINANCIAL STATEMENTS. The Vertex Financial Statements to be delivered to WWT prior to the Closing will be prepared from the books and records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders' equity and cash flow of Vertex Nevada as of the respective dates of, and for the periods referred to in, such Vertex Financial Statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated.

         3.8 TRANSFER. Upon consummation of the Transfer, the only assets and Liabilities of Vertex Nevada shall be the assets, Liabilities and Contracts as set forth on EXHIBIT C hereto. As of the Closing, the assets set forth on EXHIBIT C will, except as set forth on SCHEDULE 3.8, be owned by Vertex Nevada free and clear of any Liens and will be sufficient to operate the Vertex Business in the manner in which it is operating as of the date hereof. As of the Closing, there will be no Liabilities associated with the Vertex Business that are not set forth on EXHIBIT C. The assets and Contracts on EXHIBIT C include all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Vertex Business in which Vertex LP has any right, title or interest.

         3.9 TAXES.

              (a) FILING OF TAX RETURNS. Except as set forth on SCHEDULE 3.9(a) of the Vertex Disclosure Schedules, Vertex LP will duly and timely file (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed through the Closing Date. All such Tax Returns filed will, when filed, be complete and accurate in all respects. Except as set forth on
SCHEDULE 3.9(a) of the Vertex Disclosure Schedules, Vertex LP is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against Vertex LP or its assets by an authority in a jurisdiction where Vertex LP does not file Tax Returns such that Vertex LP is or may be subject to taxation by that jurisdiction.

              (b) PAYMENT OF TAXES. Except as set forth on SCHEDULE 3.9(b) of the Vertex Disclosure Schedules, all Taxes owed and due by Vertex LP (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Vertex LP, if any, (i) will not, as of December 31, 2007, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) to be set forth on the face of the Vertex Financial Statements (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Vertex LP in filing its Tax Returns. Since December 31, 2007, Vertex LP has not (i) incurred any Liability for Taxes other than in the Ordinary Course of Business or (ii) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

              (c) AUDITS, INVESTIGATIONS, DISPUTES OR CLAIMS. Except as set forth on SCHEDULE 3.9(c) of the Vertex Disclosure Schedules, no deficiencies for Taxes are claimed, proposed or assessed by any taxing or other governmental authority against Vertex LP, and there are no pending or, to the knowledge of Vertex LP, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to Vertex LP, and there are no matters under discussion by or on behalf of Vertex LP with any Regulatory Authority, or known to Vertex LP, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to Vertex LP. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on SCHEDULE 3.9(c) of the Vertex Disclosure Schedules, and, except as set forth thereon, none of Vertex LP or any predecessor thereof has been notified that any taxing authority intends to audit a Tax Return for any other period. Vertex LP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by Vertex LP with respect to any Taxes is currently in force.

              (d) LIEN. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets or capital stock of Vertex LP.

              (e) TAX ELECTIONS. All material elections with respect to Taxes affecting Vertex or any of its assets as of the Closing Date are set forth on
SCHEDULE 3.9(e) of the Vertex Disclosure Schedules. Vertex LP has not: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets;
(ii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

              (f) PRIOR AFFILIATED GROUPS. Vertex LP is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Vertex LP does not have any Liability for the Taxes of any Person
(i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

              (g) TAX SHARING AGREEMENTS. There are no agreements for the sharing of Tax liabilities or similar arrangements (including indemnity arrangements) with respect to or involving Vertex LP or any of its assets or the Vertex Business, and, after the Closing Date, neither Vertex Nevada nor any of its assets or the Vertex Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

              (h) PARTNERSHIPS AND SINGLE MEMBER LLCS. Except as set forth on
SCHEDULE 3.9(h) of the Vertex Disclosure Schedules, Vertex LP (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

              (i) NO WITHHOLDING. Vertex LP has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code. Vertex LP has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

              (j) INTERNATIONAL BOYCOTT. Vertex LP has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

              (k) PERMANENT ESTABLISHMENT. Except as set forth on SCHEDULE 3.9(k) of the Vertex Disclosure Schedules, Vertex LP does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

              (l) PARACHUTE PAYMENTS. Except as set forth on SCHEDULE 3.9(l) of the Vertex Disclosure Schedules, Vertex LP is not a party to any existing Contract, arrangement or plan that has resulted or would result (upon the Closing or otherwise), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280(g) of the Code.

              (m) TAX SHELTERS. Vertex LP has not participated in and Vertex LP is not now participating in, any transaction described in Section 6111(c) or (d) of the Code or Section 6112(b) of the Code or the Treasury Regulations thereunder, or in any reportable transaction described in such regulations.

         3.10 INTELLECTUAL PROPERTY.

              (a) Except as set forth on SCHEDULE 3.10 hereto, Vertex LP owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is necessary for the conduct of the Vertex Business

              (b) The Vertex Business, including the use of all owned and licensed Intellectual Property, does not infringe or misappropriate or otherwise materially violate the Intellectual Property rights of any third party, and no claim is pending or, to the knowledge of the Vertex Parties, threatened against Vertex LP alleging any of the foregoing.

              (c) To the knowledge of the Vertex Parties, (i) no third party is engaging in any activity that infringes or misappropriates the Intellectual Property owned or licensed by Vertex LP, and (ii) Vertex LP has not granted any material license or other right to any third party with respect to such Intellectual Property.

              (d) Vertex LP has made available to WWT all material correspondence and all written opinions in its possession relating to potential infringement or misappropriation (i) by Vertex LP of any Intellectual Property rights of any third party or (ii) by any third party of any of the Intellectual Property rights, owned or licensed, used in the Vertex Business.

              (e) Vertex LP has a license to use all software development tools, library functions, compilers and other third-party software that are used in the operation of the Vertex Business and are material to the Vertex Business, taken as a whole.

         3.11 CONTRACTS; NO DEFAULTS.

              (a) SCHEDULE 3.11(a) hereto sets forth a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which Vertex LP is a party, or affecting the Vertex Business, or by which Vertex LP or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, Vertex LP in excess of $50,000 (the "VERTEX CONTRACTS").

              (b) Except as set forth on SCHEDULE 3.11(b) hereto, Vertex LP has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Vertex Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder. To the knowledge of the Vertex Parties, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Vertex Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder.

              (c) Except as set forth on SCHEDULE 3.11(c) hereto, to the knowledge of the Vertex Parties, there exists no facts or circumstances that would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

         3.12 EMPLOYEE BENEFITS.

              (a) SCHEDULE 3.12(a) of the Vertex Disclosure Schedules sets forth a complete list of all Employee Plans covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Vertex Business. Vertex LP has delivered or made available to WWT true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to Vertex LP's employees and for which Vertex LP has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

              (b) Neither Vertex LP nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, or any Multiemployer Plan.

              (c) Each Welfare Plan which covers or has covered employees or former employees of Vertex LP or of its Affiliates in the Vertex Business and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

              (d) There is no Legal Proceeding or Order outstanding, relating to or seeking benefits under any Employee Plan set forth on SCHEDULE 3.12(a) of the Vertex Disclosure Schedules, which is pending, threatened or anticipated against Vertex LP, any ERISA Affiliate or any Employee Plan.

              (e) Neither Vertex LP nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Vertex Business.

              (f) There are no Liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Employee Plan set forth on SCHEDULE 3.12(a) of the Vertex Disclosure Schedules, or arising in connection with any excise tax or penalty tax with respect to such Employee Plan.

              (g) Each Employee Plan set forth on SCHEDULE 3.12(a) of the Vertex Disclosure Schedules has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

              (h) Vertex LP and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and Vertex LP and its ERISA Affiliates shall continue to do so through the Closing Date.

              (i) Vertex LP has no Employee Plan intended to qualify under
Section 401 of the Code.

              (j) Neither the execution and delivery of this Agreement or other related agreements by the Vertex Parties nor the consummation of the Transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

              (k) Neither Vertex LP nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan, which may create, or result in any liability to Vertex Nevada.

         3.13 LABOR MATTERS; EMPLOYEES. Except as set forth on SCHEDULE 3.13 of the Vertex Disclosure Schedules, Vertex LP is not a party to any collective bargaining or other labor contract. There has not been, there is not presently pending or existing, and, to the knowledge of any of the Vertex Parties, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against Vertex LP or the Vertex Business; (ii) any Legal Proceeding against or affecting Vertex LP or the Vertex Business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters; or (iii) union organizing campaign or any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Vertex LP, and no such action is contemplated by Vertex LP. Vertex LP has complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing. Vertex LP is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts (including, without limitation, amounts related to workplace safety and insurance), however designated, for failure to comply with any of the foregoing Laws.

         3.14 LEGAL PROCEEDINGS. There is no material Legal Proceeding or Order
(a) pending or, to the knowledge of any of the Vertex Parties, threatened or anticipated against or affecting the Vertex Business (or to the knowledge of any of the Vertex Parties, pending or threatened, against any of the officers, directors or employees of Vertex LP with respect to their business activities related to or affecting the Vertex Business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions; or (c) related to the Vertex Business. To the knowledge of the Vertex Parties, there is no reasonable basis for any such Legal Proceeding or Order. To the knowledge of the Vertex Parties, no officer, director, partner, agent or employee of Vertex LP is subject to any Order that prohibits such officer, director, partner, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Vertex Business. The Vertex Business is not subject to any Order of any Regulatory Authority and Vertex LP is not engaged in any Legal Proceeding relating to the Vertex Business to recover monies due it or for damages sustained by it. Vertex LP is not and has not been in default with respect to any Order relating to the Vertex Business, and there are no unsatisfied judgments against Vertex LP relating to the Vertex Business. There are no Orders or agreements with, or Liens by, any Regulatory Authority or quasi-governmental entity relating to any environmental Law, which regulate, obligate, bind or in any way affect Vertex LP or any property on which Vertex LP operates the Vertex Business. SCHEDULE 3.14 sets forth all litigation that the Vertex Parties are subject to, none of which litigation challenges or may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions or is related in any way to the Vertex Business.

         3.15 COMPLIANCE WITH LAW.

              (a) To the knowledge of Vertex LP, the conduct of the Vertex Business is and at all times has been in compliance with all Laws or Orders applicable to the conduct and operations of the Vertex Business. Vertex LP has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of Vertex LP to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Vertex Business. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Vertex LP of, or a failure on the part of Vertex LP, any such Laws or Orders or (ii) may give rise to any obligation on the part of Vertex LP to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect on, the Vertex Business.

              (b) None of Vertex LP, or any of its directors, officers or Representatives or to the knowledge of Vertex LP, any employee or other Person affiliated with or acting for or on behalf of Vertex LP, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Vertex or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Vertex LP.

         3.16 PERMITS. SCHEDULE 3.16(a) of the Vertex Disclosure Schedules sets forth a complete list of all Permits held by Vertex LP and used in the conduct of the Vertex Business, and such Permits collectively constitute all of the Permits necessary for Vertex LP to lawfully conduct and operate the Vertex Business, as it is presently conducted and to permit Vertex LP to own and use its assets in the manner in which they are presently owned and used in connection with the Vertex Business. All of such Permits will be transferred to Vertex Nevada on or prior to the Closing, and no third-party consent is required in connection therewith. Except as set forth on SCHEDULE 3.16(b) of the Vertex Disclosure Schedules, Vertex LP is and at all times has been in compliance with all material Permits applicable to it or to the conduct and operations of the Vertex Business. Vertex LP has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on SCHEDULE 3.16(a) of the Vertex Disclosure Schedules. No event has occurred, and to Vertex LP's knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by Vertex LP of, or a failure on the part of Vertex LP to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on SCHEDULE 3.16(a) of the Vertex Disclosure Schedules. All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. No present or former shareholder, partner, director, officer or employee of Vertex LP or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that Vertex LP owns, possesses or uses.

         3.17 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.17 of the Vertex Disclosure Schedules, since December 31, 2007, there has not been any: (a) Material Adverse Effect with respect to the Vertex Business, and no event has occurred and no circumstance exists that may result in such a Material Adverse Effect other than Material Adverse Effects resulting from historical seasonality of the Vertex Business; (b) purchase, redemption, retirement or other acquisition by Vertex LP of any Vertex partnership interests or other equity interest of Vertex LP; (c) amendments to the Organizational Documents of Vertex LP; (d) payment or increase by Vertex LP of any bonuses, salaries or other compensation (including management or other similar fees) or entry into any employment, severance or similar Contract with any employee engaged in the Vertex Business, other than increases in salary to employees made in the Ordinary Course of Business; (e) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on Vertex LP as relates to the Vertex Business; (f) damage to or destruction or loss of any of the assets or property of Vertex LP relating to the Vertex Business, whether or not covered by insurance, that could reasonably be expected to constitute a Material Adverse Effect on Vertex LP as relates to the Vertex Business; (g) entry into, termination or acceleration of, or receipt of notice of termination by Vertex LP of (1) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement relating to the Vertex Business, or (2) any Contract or transaction involving a Liability by or to Vertex LP (other than the Liabilities relating to the Vertex Business incurred in the Ordinary Course of Business since December 31, 2007); (h) sale (other than sales of inventory in the Ordinary Course of Business, if any), lease or other disposition of any of the assets or property of Vertex LP relating to the Vertex Business; (i) mortgage, pledge or imposition of any Lien on any assets or property of Vertex LP relating to the Vertex Business, including the sale, lease or other disposition of any of its Intellectual Property relating to the Vertex Business; (j) (1) delay or failure to repay when due any obligation of Vertex LP, which delay or failure could have a Material Adverse Effect on Vertex LP as relates to the Vertex Business, or (2) delay or failure to repay when due any obligation of Vertex LP which delay or failure could have a Material Adverse Effect on Vertex LP as relates to the Vertex Business; (k) cancellation or waiver by Vertex LP of any claims or rights with a value to Vertex LP relating to the Vertex Business in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate; (l) failure by Vertex LP to use reasonable efforts to preserve intact the current business organization of Vertex LP relating to the Vertex Business, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, licensors, resellers, distributors, agents and others having business relationships with them relating to the Vertex Business where such failure could reasonably be expected to have a Material Adverse Effect on Vertex LP as relates to the Vertex Business; (m) licensing out on an exclusive basis or other than in the Ordinary Course of Business, disposition or lapsing of any Intellectual Property or any disclosure to any Person of any trade secret or other confidential information without appropriate protections in place; (n) change in the accounting methods, principles or practices used by Vertex LP; (o) capital expenditures by Vertex LP relating to the Vertex Business in excess of $20,000 individually or $50,000 in the aggregate; or (p) agreement, whether oral or written, by Vertex LP with respect to or to do any of the foregoing other than as expressly provided for herein. Vertex LP is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.17, "INSOLVENT" means (i) the present fair saleable value of Vertex LP's assets is less than the amount required to pay Vertex LP's total indebtedness, contingent or otherwise, (ii) Vertex LP is unable to pay its debts and Liabilities, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured, (iii) Vertex LP intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) Vertex LP has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

         3.18 INSURANCE. SCHEDULE 3.18 of the Vertex Disclosure Schedules sets forth a complete and accurate list (showing as to each policy or binder the carrier, policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) of all policies or binders of insurance of any kind or nature covering the Vertex Business, or any employees, properties or assets of Vertex LP relating to the Vertex Business, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force an effect. Vertex LP is not in default under any of such policies or binders, and Vertex LP has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

         3.19 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Vertex LP which has the effect of prohibiting or materially impairing (a) any current or future business practice of Vertex LP or (b) any acquisition of any Person or property by Vertex LP, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Material Adverse Effect on Vertex LP as relates to the Vertex Business.

         3.20 RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 3.20 of the Vertex Disclosure Schedules, none of Vertex LP, any Affiliate thereof, holders of the ownership interest of Vertex LP or any Affiliate or Family Member thereof is presently or has, since December 31, 2007, borrowed any moneys from or has any outstanding debt or other obligations to Vertex LP or is presently a party to any transaction with Vertex LP relating to the Vertex Business. Except as set forth on SCHEDULE 3.20 of the Vertex Disclosure Schedules, none of Vertex LP any Affiliate thereof, or any director, officer, partner or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner's role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Vertex LP, (ii) engaged in a business related to the Vertex Business or (iii) a participant in any transaction to which Vertex LP is a party, or (b) is a party to any Contract with Vertex LP. Except as set forth on SCHEDULE 3.20 of the Vertex Disclosure Schedules, Vertex LP has no Contract or understanding with any officer, director or key employee of Vertex LP or any of Vertex LP's partners or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.
SCHEDULE 3.20 sets forth each transaction that Vertex Nevada and Vertex LP would be required to disclose for the past three years pursuant to Item 404 of Regulation S-K of the Securities Act, as if such Person were subject to such disclosure requirements.

         3.21 BROKERS OR FINDERS. Except as set forth on SCHEDULE 3.21 of the Vertex Disclosure Schedules, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Vertex LP or its Affiliates in connection with the transactions contemplated by this Agreement, and neither Vertex LP nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement.

         3.22 NO OTHER AGREEMENTS. Except as set forth on SCHEDULE 3.22 of the Vertex Disclosure Schedules, and other than this Agreement or any agreement contemplated hereby, neither Vertex LP, nor any of its partners, officers, directors or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any partnership or other equity interest in Vertex LP or to effect any merger, consolidation or other reorganization of Vertex LP or to enter into any agreement with respect thereto.

         3.23 DISCLOSURE. No representation or warranty of the Vertex Parties in this Agreement or in any Collateral Document and no statement in any certificate furnished or to be furnished by any of the Vertex Parties pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         3.24 REAL PROPERTY; TITLE TO PROPERTY.

              (a) Vertex LP does not own any real property or any interest, other than a leasehold interest, in any real property. SCHEDULE 3.24(a) of the Vertex Disclosure Schedules lists and describes all real property leased by Vertex LP and all subleases thereto, in each case that relates to the Vertex Business. Except for leases and subleases listed on SCHEDULE 3.24(a) of the Vertex Disclosure Schedules, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any real property used in connection with the Vertex Business or any portion thereof or interest in any such real property.

              (b) Vertex LP has good and marketable title to all of its properties, interests in properties and assets, real and personal, used in connection with the Vertex Business or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) Liens for current Taxes not yet due and payable or which are being contested by Vertex LP in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) any Liens set forth on SCHEDULE
3.24 of the Vertex Disclosure Schedules. The properties and equipment of Vertex LP that are used in the operation of the Vertex Business are in good operating condition subject to normal wear and tear. All material properties used in the Vertex Business are set forth on EXHIBIT C hereto.

         3.25 STATUS OF VERTEX NEVADA. Since its inception, Vertex Nevada has been, and until immediately prior to the Transfer (which will occur immediately prior to the Effective Time), Vertex Nevada shall remain, a shell company with no assets, Liabilities, Contracts (other than this Agreement) or operations.

         3.26 CONDUCT OF BUSINESS. Prior to the Closing Date, Vertex LP shall conduct the Vertex Business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of WWT, except in the regular course of business. Except as otherwise provided herein, neither Vertex LP nor Vertex Nevada shall amend its respective Organizational Documents, declare dividends, redeem or sell stock, partnership or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF WWT
                      -------------------------------------

         WWT represents and warrants to the Vertex Parties that the statements contained in this Article 4 are true, complete and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (and as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement); except as the same may be qualified or limited by the WWT Disclosure Schedules and except as may be disclosed in documents filed by WWT from time to time with the SEC (the "SEC REPORTS"):

         4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

              (a) WWT is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, which such jurisdictions are set forth on SCHEDULE 4.1(a) hereto of the WWT Disclosure Schedules.

              (b) WWT is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Material Adverse Effect on WWT.

              (c) WWT has delivered or made available to the Vertex Parties complete and correct copies of its Organizational Documents, in each case as amended to the date hereof. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of WWT have been validly issued and are fully paid and nonassessable and owned by WWT, free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws.

              (d) There are no outstanding (i) securities of WWT or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other ownership interests in any Subsidiary of WWT, or (ii) options or other rights to acquire from WWT or any of its Subsidiaries, or other obligation of WWT or any of its Subsidiaries to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other ownership interests in, any Subsidiary of WWT.

              (e) Except for ownership of less than 1% in any publicly traded company and the capital stock or other ownership interests of its Subsidiaries, WWT does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. No Subsidiary of WWT owns any shares of WWT Capital Stock.

              (f) SCHEDULE 3.1 of the WWT Disclosure Schedules sets forth each Subsidiary of WWT as of the date of this Agreement.

         4.2 AUTHORIZATION; ENFORCEABILITY. WWT has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and any Collateral Documents to which it is a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Collateral Documents or to be executed by WWT in connection with the consummation of the Transactions, and, subject to approval of the stockholders of WWT, to consummate the Transactions. The execution and delivery by WWT of this Agreement and any applicable Collateral Documents, and the consummation by WWT of the Transactions contemplated hereby, and the performance by WWT of its obligations hereunder, have been duly and validly authorized by all necessary corporate or other action on the part of WWT, subject to adoption of this Agreement by the stockholders of WWT, and no other action on the part of WWT is required to authorize the execution, delivery and performance of this Agreement and the consummation by WWT of the Transactions. This Agreement has been duly and validly executed and delivered by WWT and constitutes a legal, valid and binding obligation of WWT enforceable against WWT in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         4.3 CAPITALIZATION.

              (a) The authorized capital stock of WWT as of the date of this Agreement consists of 100,000,000 shares of WWT Common Stock and 10,000,000 shares of Preferred Stock (of which 9,100,000 shares have been designated as WWT Series A Preferred Stock and 500,000 shares have been designated as WWT Series B Preferred Stock). As of the date of this Agreement, (i) there are 27,596,591 shares of WWT Common Stock, 4,619,481 shares of WWT Series A Preferred Stock, and 244,615 shares of WWT Series B Preferred Stock issued and outstanding; and
(ii) no shares of WWT Common Stock are held in the treasury of WWT. SCHEDULE 4.3(a) of the WWT Disclosure Schedules set forth the options and warrants to acquire WWT Capital Stock outstanding as of the date hereof. Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of WWT authorized, issued, reserved for issuance or otherwise outstanding.

              (b) All outstanding shares of WWT Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. WWT has no outstanding shares of WWT Capital Stock subject to a right of repurchase that will survive the Merger.

              (c) There are no bonds, debentures, notes or other indebtedness of WWT having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of WWT may vote. Except as set forth in the SEC Reports, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which WWT is a party or bound obligating WWT to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WWT or obligating WWT to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither WWT nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

              (d) All of the issued and outstanding shares of WWT Capital Stock were issued in compliance in all material respects with all applicable federal and state securities Laws.

              (e) Except as set forth in the SEC Reports, there are no outstanding contractual obligations of WWT to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of WWT. Except as set forth in the SEC Reports, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of WWT or any of its Subsidiaries or to cause WWT or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of WWT or any of its Subsidiaries.

              (f) Except as set forth in the SEC Reports, there are no voting trusts, proxies or other agreements, commitments or understandings to which WWT or any of its Subsidiaries or, to the knowledge of WWT, any of the stockholders of WWT, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of WWT or any of its Subsidiaries.

         4.4 NON-CONTRAVENTION. Except as set forth in the SEC Reports and
SCHEDULE 4.4 to the WWT Disclosure Schedules, the execution, delivery and performance of this Agreement by WWT does not and, subject to obtaining shareholder adoption of this Agreement, the consummation of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of WWT, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law applicable to WWT, (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which WWT or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon WWT or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of WWT and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of WWT or any of its Subsidiaries, which in the case of clauses (b) or (d) above would have a Material Adverse Effect on WWT.

         4.5 CONSENTS AND APPROVALS. Except as set forth in the SEC Reports, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by WWT in connection with the execution, delivery and performance by WWT of this Agreement or any applicable Collateral Document or for the consummation by WWT of the Transactions, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on WWT.

         4.6 BOOKS AND RECORDS. WWT has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of WWT pertaining to its business. WWT has not, in any manner that pertains to, or could affect, its business, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of WWT.

         4.7 FINANCIAL STATEMENTS. Included in the SEC Reports are the WWT Financial Statements. The WWT Financial Statements have been prepared from the books and records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders' equity and cash flow of WWT as of the respective dates of, and for the periods referred to in, such WWT Financial Statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated. WWT maintains a standard system of accounting established and administered in accordance with GAAP.

         4.8 NO UNDISCLOSED LIABILITIES. Except as set forth in the SEC Reports or on SCHEDULE 4.8 of the WWT Disclosure Schedules, WWT has no Liabilities due or to become due except (a) Liabilities that are reflected in the WWT Financial Statements which have not been paid or discharged since the date of the WWT Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the date of the WWT Financial Statements (none of which relates to any default under any Contract, breach of warranty, tort, infringement or violation of any Law or arose out of any Legal Proceeding) and none of which would have a Material Adverse Effect on WWT, and (c) Liabilities which are satisfied by WWT prior to the Closing.

         4.9 TAXES.

              (a) FILING OF TAX RETURNS. WWT has duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all respects. WWT is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against WWT or its assets by an authority in a jurisdiction where WWT does not file Tax Returns such that WWT is or may be subject to taxation by that jurisdiction.

              (b) PAYMENT OF TAXES. All Taxes owed and due by WWT (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of WWT, if any,
(i) did not, as of the date of WWT Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the WWT Financial Statements (rather than in any notes thereto), and (ii) have not exceeded that reserve as adjusted for operations and transactions through the date hereof in accordance with the past custom and practice of WWT in filing its Tax Returns. Since the WWT Financial Statements Date, WWT has not (i) incurred any Liability for Taxes other than in the Ordinary Course of Business or (ii) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

              (c) AUDITS, INVESTIGATIONS, DISPUTES OR CLAIMS. No deficiencies for Taxes are claimed, proposed or assessed by any taxing or other governmental authority against WWT, and there are no pending or, to the knowledge of WWT, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to WWT, and there are no matters under discussion by or on behalf of WWT with any Regulatory Authority, or known to WWT, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to WWT. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on SCHEDULE 4.9(c) of the WWT Disclosure Schedules, and, except as set forth thereon, none of WWT, any Subsidiary thereof, or any predecessor thereof has been notified that any taxing authority intends to audit a Tax Return for any other period. WWT has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by WWT with respect to any Taxes is currently in force.

              (d) LIEN. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets or capital stock of WWT.

              (e) TAX ELECTIONS. All material elections with respect to Taxes affecting WWT or any of its respective assets as of the date hereof are set forth on SCHEDULE 4.9(e) of the WWT Disclosure Schedules. WWT has not: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets;
(ii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

              (f) PRIOR AFFILIATED GROUPS. WWT is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. WWT does not have any Liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or
(iv) otherwise.

              (g) TAX SHARING AGREEMENTS. There are no agreements for the sharing of Tax liabilities or similar arrangements (including indemnity arrangements) with respect to or involving WWT (or any of its Subsidiaries) or any of its assets or business, and, after the Closing Date, neither WWT nor any of its assets shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

              (h) PARTNERSHIPS AND SINGLE MEMBER LLCS. WWT (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

              (i) NO WITHHOLDING. WWT has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code. WWT has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of any other provision of law.

              (j) INTERNATIONAL BOYCOTT. WWT has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

              (k) PERMANENT ESTABLISHMENT. WWT does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

              (l) PARACHUTE PAYMENTS. WWT is not a party to any existing Contract, arrangement or plan that has resulted or would result (upon the Closing or otherwise), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280(G) of the Code.

              (m) TAX SHELTERS. Neither WWT nor any Subsidiary has participated in and WWT is not now participating in, any transaction described in Section 6111(c) or (d) of the Code or Section 6112(b) of the Code or the Treasury Regulations thereunder, or in any reportable transaction described in such regulations.

         4.10 CONTRACTS; NO DEFAULTS.

              (a) The Exhibit Index to WWT's Annual Report on Form 10-K for the year ended December 31, 2007 sets forth a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which WWT is a party, or affecting its business or by which WWT or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, WWT in excess of $50,000 (the "WWT CONTRACTS").

              (b) Except as set forth in the SEC Reports, WWT has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the WWT Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder. To the knowledge of WWT, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such WWT Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder.

              (c) Except as set forth in the SEC Reports, to the knowledge of WWT, there exists no facts or circumstances that would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

         4.11 EMPLOYEE BENEFITS.

              (a) The SEC Reports include a complete list of all Employee Plans
(i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, WWT and/or (ii) with respect to which Surviving Corporation may incur any Liability. WWT has delivered or made available to Vertex true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to WWT's employees and for which WWT has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

              (b) Neither WWT nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, or any Multiemployer Plan.

              (c) Each Welfare Plan which covers or has covered employees or former employees of WWT or of its Affiliates in the Business and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

              (d) There is no Legal Proceeding or Order outstanding, relating to or seeking benefits under any Employee Plan set forth in the SEC Reports, which is pending, threatened or anticipated against WWT, any ERISA Affiliate or any Employee Plan.

              (e) Neither WWT nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan
(i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, WWT and (ii) with respect to which Surviving Corporation may incur any Liability.

              (f) There are no Liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Employee Plan set forth in the SEC Reports, or arising in connection with any excise tax or penalty tax with respect to such Employee Plan.

              (g) Each Employee Plan set forth in the SEC Reports has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

              (h) WWT and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and WWT and its ERISA Affiliates shall continue to do so through the Closing Date.

              (i) WWT has no Employee Plan intended to qualify under Section 401 of the Code.

              (j) Except as set forth on SCHEDULE 4.11(j) of the WWT Disclosure Schedules, neither the execution and delivery of this Agreement or other related agreements by WWT nor the consummation of the Transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

              (k) Neither WWT nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan, which may create, or result in any liability to Surviving Corporation.

         4.12 LABOR MATTERS; EMPLOYEES. WWT is not a party to any collective bargaining or other labor contract. There has not been, there is not presently pending or existing, and, to the knowledge of WWT, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against WWT or its business; (ii) any Legal Proceeding against or affecting WWT or its business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters; or (iii) union organizing campaign or any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by WWT, and no such action is contemplated by WWT. WWT has complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing. WWT is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts (including, without limitation, amounts related to workplace safety and insurance), however designated, for failure to comply with any of the foregoing Laws.

         4.13 LEGAL PROCEEDINGS. There is no Legal Proceeding or Order (a) pending or, to the knowledge of WWT, threatened or anticipated against or affecting WWT, its assets or its business (or to the knowledge of WWT, pending or threatened, against any of the officers, directors or employees of WWT with respect to their business activities related to or affecting WWT's business);
(b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions; or (c) related to WWT's business or WWT's assets to which WWT is otherwise a party. To the knowledge of WWT, there is no reasonable basis for any such Legal Proceeding or Order. To the knowledge of WWT, no officer, director, agent or employee of WWT is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to WWT's business. Except as set forth in the SEC Reports, neither WWT, its assets or its business is subject to any Order of any Regulatory Authority and WWT is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. WWT is not and has not been in default with respect to any Order, and there are no unsatisfied judgments against WWT, its assets or its business. There is not a reasonable likelihood of an adverse determination of any pending Legal Proceedings. There are no Orders or agreements with, or Liens by, any Regulatory Authority or quasi-governmental entity relating to any environmental Law, which regulate, obligate, bind or in any way affect WWT or any property on which WWT operates its business.

         4.14 COMPLIANCE WITH LAW.

              (a) WWT, to its knowledge, and the conduct of WWT's business are and at all times have been in compliance with all Laws or Orders applicable to them or to the conduct and operations of WWT's business. WWT has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of WWT to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by WWT of, or a failure on the part of WWT, any such Laws or Orders or
(ii) may give rise to any obligation on the part of WWT to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect on WWT.

              (b) None of WWT, or any of its directors, officers or Representatives or to the knowledge of WWT, any employee or other Person affiliated with or acting for or on behalf of WWT, has, directly or indirectly,
(i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of WWT or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of WWT.

         4.15 PERMITS. SCHEDULE 4.15(a) of the WWT Disclosure Schedules sets forth a complete list of all Permits held by WWT or used in the conduct of its business, and such Permits collectively constitute all of the Permits necessary for WWT to lawfully conduct and operate its business, as it is presently conducted and to permit WWT to own and use its assets in the manner in which they are presently owned and used. WWT is and at all times has been in compliance with all material Permits applicable to it or to the conduct and operations of WWT's business. WWT has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on SCHEDULE 4.15(a) of the WWT Disclosure Schedules. No event has occurred, and to WWT's knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by WWT of, or a failure on the part of WWT to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on SCHEDULE 4.15(a) of the WWT Disclosure Schedules. All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of WWT or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that WWT owns, possesses or uses.

         4.16 ABSENCE OF CERTAIN CHANGES. Except as set forth in the SEC Reports, since the date of the WWT Financial Statements, there has not been any:
(a) purchase, redemption, retirement or other acquisition by WWT of any WWT Capital Stock or other equity interest of WWT; (b) amendments to the Organizational Documents of WWT; (c) payment or increase by WWT of any bonuses, salaries or other compensation (including management or other similar fees) or entry into any employment, severance or similar Contract with any employee engaged in WWT's business and which the Surviving Corporation is required to hire after Closing, other than increases in salary to employees made in the Ordinary Course of Business; (d) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on WWT's business; (e) entry into, termination or acceleration of, or receipt of notice of termination by WWT of (1) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement relating to WWT's business, or (2) any Contract or transaction involving a Liability by or to WWT for which the Surviving Corporation may be liable after the Closing (other than the Liabilities set forth in the SEC Reports, Liabilities reflected on the WWT Financial Statements which have not been paid or discharged since the date of the WWT Financial Statements, and Liabilities relating to WWT's business incurred in the Ordinary Course of Business since the date of the WWT Financial Statements); (f) mortgage, pledge or imposition of any Lien on any assets or property of WWT relating to WWT's business, including the sale, lease or other disposition of any of its Intellectual Property relating to WWT's business; (j)

(1) delay or failure to repay when due any obligation of WWT, which delay or failure could have a Material Adverse Effect on WWT, other than such items as have been specifically documented to WWT in writing or (2) delay or failure to repay when due any obligation of WWT which delay or failure could have a Material Adverse Effect on WWT, WWT's business or on any assets or property of WWT relating to WWT's business; (g) cancellation or waiver by WWT of any claims or rights with a value to WWT relating to its business in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate; (h) licensing out on an exclusive basis or other than in the Ordinary Course of Business, disposition or lapsing of any Intellectual Property or any disclosure to any Person of any trade secret or other confidential information without appropriate protections in place; (n) change in the accounting methods, principles or practices used by WWT; or (i) agreement, whether oral or written, by WWT with respect to or to do any of the foregoing other than as expressly provided for herein.

         4.17 INSURANCE. SCHEDULE 4.17 of the WWT Disclosure Schedules sets forth a complete and accurate list (showing as to each policy or binder the carrier, policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) of all policies or binders of insurance of any kind or nature covering WWT, its business, or any employees, properties or assets of WWT relating to its business, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force an effect. WWT is not in default under any of such policies or binders, and WWT has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

         4.18 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in the SEC Reports, there is no agreement, judgment, injunction, order or decree binding upon WWT or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of WWT or any of its Subsidiaries or (b) any acquisition of any Person or property by WWT or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Material Adverse Effect on WWT.

         4.19 RELATED PARTY TRANSACTIONS. Except as set forth in the SEC Reports, none of WWT, any Affiliate thereof, holders of the capital stock or other ownership interest of WWT or any Affiliate or Family Member thereof is presently or has, since the date of the WWT Financial Statements, borrowed any moneys from or has any outstanding debt or other obligations to WWT or is presently a party to any transaction with WWT relating to WWT's business. Except as set forth in the SEC Reports, none of WWT, any Affiliate thereof, or any director, officer or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner's role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of WWT, (ii) engaged in a business related to WWT's business or (iii) a participant in any transaction to which WWT is a party, or (b) is a party to any Contract with WWT. Except as set forth on
SCHEDULE 4.19 of the WWT Disclosure Schedules, WWT has no Contract or understanding with any officer, director or key employee of WWT or any of WWT's shareholders or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.

         4.20 BROKERS OR FINDERS. Except as set forth on SCHEDULE 4.20 of the WWT Disclosure Schedules, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by WWT or its Affiliates in connection with the transactions contemplated by this Agreement, and neither WWT, or Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

         4.21 NO OTHER AGREEMENTS. Except as set forth in the SEC Reports, and other than this Agreement or any agreement contemplated hereby, neither WWT, nor any of its stockholders, officers, directors or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any capital stock of or other equity interest (other than warrants or options in favor of WWT's officers, directors or employees, if any) in WWT or to effect any merger, consolidation or other reorganization of WWT or to enter into any agreement with respect thereto.

         4.22 DISCLOSURE. No representation or warranty of WWT in this Agreement or in any Collateral Document and no statement in any certificate furnished or to be furnished by WWT pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         4.23 REAL PROPERTY; TITLE TO PROPERTY.

              (a) WWT does not own any real property or any interest, other than a leasehold interest, in any real property. A description of all real property leased by WWT and its Subsidiaries and all subleases thereto is included in the SEC Reports. Except for leases and subleases set forth in the SEC Reports, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any real property used in connection with WWT's business or any portion thereof or interest in any such real property.

              (b) WWT and its Subsidiaries have good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in WWT Financial Statements or acquired after date of the WWT Financial Statements, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) Liens for current Taxes not yet due and payable or which are being contested by WWT in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) Liens securing debt which is reflected on WWT Financial Statements, and (iv) any Liens described in the SEC Reports.

         4.24 CONDUCT OF BUSINESS. Except as otherwise provided herein, WWT shall not amend its Organizational Documents, declare dividends, redeem or sell stock or other securities, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.


                                   ARTICLE V
                            COVENANTS OF THE PARTIES
                            ------------------------

         The Parties hereby agree as follows:

         5.1 COWART EMPLOYMENT AGREEMENT. As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, Agent shall execute and enter into an employment agreement with Vertex Nevada, in substantially the form attached hereto as EXHIBIT D (the "COWART EMPLOYMENT AGREEMENT").

         5.2 TERMINATION OF COWART GUARANTEES. As soon as practicable following the execution of this Agreement, the Parties shall use commercially reasonable efforts to cause the release and termination of all personal guarantees (the "COWART GUARANTEES") provided by Agent and his Family Members in respect of an aggregate of $1.6 million of Indebtedness owed by Vertex LP to Regents Bank.

         5.3 TRANSFER. The Agent shall cause the Transfer to occur prior to the Closing.

         5.4 FAIRNESS HEARING. As soon as practicable following the execution of this Agreement, and in order to qualify for an exemption pursuant to Section 3(a)(10) of the Securities Act, the Parties shall work together to prepare an application for submission to the California Department of Corporations seeking a fairness hearing regarding the issuance of the Merger Consideration. The Parties shall cooperate with each other in connection with any hearing so held pursuant to the application. In the event that the Parties are unable to obtain the necessary ruling from the California Department of Corporations (or if WWT believes, based on advice of its counsel, that such approval is not likely to be obtained without making material changes to the terms of the Merger), the Parties will work together to prepare and file with the SEC a Registration Statement of Vertex Nevada on Form S-4 (which shall be filed jointly with the Proxy Statement referred to below) to register the issuance of the Merger Consideration.

         5.5 PROXY STATEMENT. As soon as practicable following the execution of this Agreement, the Parties shall work together to prepare and file with the SEC a proxy statement in respect of the Merger and the transactions contemplated hereby (the "PROXY STATEMENT"), which Proxy Statement shall be used in respect of soliciting approval of the Merger and this Agreement by WWT's shareholders. Without limiting the generality of the foregoing, Vertex LP shall work diligently to prepare those sections of the Proxy Statement that relate to the Vertex Business.

         5.6 WWT OPERATIONS. As of the Effective Time, all of WWT's assets, Intellectual Property and Contracts shall be vested in the Surviving Corporation. Immediately following the Effective Time, a total of $5.0 million in cash shall be distributed by the Surviving Corporation to Vertex Nevada. As of the Closing, management of the Surviving Corporation shall own options to acquire up to a total of 30% of the ownership interests of the Surviving Corporation. In addition, effective as of the Closing, Vertex Nevada shall enter into a management agreement with such members of management of the Surviving Corporation as shall be designated by WWT prior to the Closing (the "WWT MANAGEMENT"), pursuant to which Vertex Nevada will in good faith endeavor to execute an agreed-upon business plan (the "WWT MANAGEMENT AGREEMENT"). The WWT Management Agreement will provide that, in the event that the Surviving Corporation is unable to consummate a Qualified Financing within 180 days of the Closing Date, any cash on hand at the Surviving Corporation (less an amount necessary to satisfy any of the Surviving Corporation's Liabilities) shall be distributed to Vertex Nevada.

         5.7 REPORTING COMPANY AND SEC COMPLIANCE. The Parties hereto acknowledge that as of the Effective Time, the Vertex Common Stock shall be deemed to be registered under Section 12(g) of the Exchange Act pursuant to the provisions of Rule 12g-3 thereunder. The Vertex Parties hereby covenant that Vertex Nevada shall thereafter take all action, and do all things, necessary to maintain compliance with any and all rules and regulations of the Exchange Act applicable to a Person subject to the reporting requirements thereunder, and to maintain the trading of the Vertex Common Stock on the OTC Bulletin Board or on any nationally recognized securities exchange.

         5.8 DUE DILIGENCE. Each Party shall provide to the other and their respective Representatives such financial, operating and other documents, data and information relating to such Party, and their respective businesses, properties, assets and liabilities, as each Party, or its representatives may reasonably request. In addition, each Party hereby agrees to take all action necessary to enable their respective Representatives to review, inspect and audit each Party's business, properties, assets and liabilities in connection with such Party's due diligence investigation of the other Parties, and discuss them with such Party's Representatives. Notwithstanding any investigation that any Party may conduct of the other Parties, or their respective businesses, properties, assets and liabilities, each Party may fully rely on the other Party's warranties, covenants and indemnities set forth in this Agreement.

         5.9 CONSENTS AND APPROVALS. As soon as practicable after execution of this Agreement, the Parties shall use commercially reasonable efforts to obtain any necessary consents, approvals, authorizations or orders of, make any registrations or filings with or give any notices to, any Regulatory Authority or Person as is required to be obtained, made or given by any Party to consummate the transactions contemplated by this Agreement and the Collateral Documents.

         5.10 NOTIFICATION OF ADVERSE CHANGE AND CERTAIN MATTERS. Each Party shall promptly notify the other Parties of any material adverse change in the condition (financial or otherwise) of such Party. Each Party shall promptly notify the other Parties of any fact, event, circumstance or action known to it that is reasonably likely to cause such Party to be unable to perform any of its covenants contained herein or any condition precedent in Article 6 not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to another Party pursuant to this Agreement or the existence or occurrence of which would cause any of such Party's representations or warranties under this Agreement not to be correct and/or complete. Each Party shall give prompt written notice to the other Parties of any adverse development causing a breach of any of the representations and warranties in Articles 3 and 4 as of the date made.

         5.11 MEETING OF THE SHAREHOLDERS. Promptly after the date hereof, and subject to SEC review of the Proxy Statement, WWT will take all action necessary in accordance with its Organizational Documents to convene a meeting of its shareholders, or seek the written consent of its shareholders to consider the adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable (including, without limitation, approval by each class of WWT Capital Stock issued and outstanding as of the date hereof). WWT will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.

         5.12 DISCLOSURE SCHEDULES. Each Party shall, from time to time prior to Closing, supplement its Disclosure Schedules attached hereto with additional information that, if existing or known to it on the date of delivery to the other Party, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of any Party in Article 6 hereof, the Disclosure Schedules of such Party shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to such Party's Disclosure Schedule by written supplements delivered prior to Closing by such Party that (i) are accepted in writing by the receiving Party, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

         5.13 STATE STATUTES. The Parties and their respective Boards of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

         5.14 NO SOLICITATION. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Article 8 hereof, no Vertex Party nor any of their respective officers, directors, agents, investment bankers or other representatives of any of them (collectively, the "REPRESENTATIVES") will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (regardless of who initiates such discussions or negotiations), or take any other action intended or designed to facilitate the efforts of any Person, other than the parties hereto, relating to the possible acquisition of Vertex LP (whether by way of purchase of partnership interest, capital stock, purchase of assets or otherwise) or any significant portion of its interests, capital stock or assets by any Person other than the parties hereto (an "ALTERNATIVE Acquisition"), (ii) provide information with respect to Vertex LP or any Person relating to a possible Alternative Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person. Each Vertex Party shall cause its Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person heretofore conducted with respect to any possible Alternative Acquisition.

         5.15 CONDUCT OF BUSINESS. The Vertex Parties agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Article 8 hereof or the Closing, Vertex LP shall (unless otherwise required by this Agreement or WWT has given its prior written consent to the Vertex Parties) carry on its business in the ordinary course consistent with past practice, pay its Taxes and other obligations consistent with its past practices, pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Taxes and other obligations and, to the extent consistent with such business, use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing.

         5.16 CONFIDENTIALITY. WWT and the Vertex Parties acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as the non-public information and data furnished to them or their respective Representatives from the first introduction of the Parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of the other Party, unless otherwise required by Law (including as required by the rules and regulations of the SEC) or unless it ceases to be confidential through no breach of the receiving party.

         5.17 INSIDER LOCK-UPS. Prior to the Closing, WWT shall use commercially reasonable efforts to cause its officers, directors, and certain founders to agree to enter into a lock-up agreement on the same terms as the Vertex Lock-Up.

         5.18 VERTEX FINANCIAL STATEMENTS. Promptly following execution of this Agreement, the Vertex Parties shall prepare the Vertex Financial Statements and shall retain a PCAOB-certified auditing firm to audit the Vertex Financial Statements. The foregoing audit shall include an audit of the operations of the Vertex Business as a separate division of Vertex LP as of and for the three years ended December 31, 2007.

         5.19 LOCK-UP. Each shareholder of Vertex Nevada immediately prior to the Closing will enter into an agreement with Vertex Nevada pursuant to which each such shareholder agrees that it will not sell or otherwise transfer any of its shares of Vertex Common Stock during the 12-month period following the Closing and that, prior to the three-year anniversary of the Closing, it will not, in any given three-month period, sell more than that number of shares of Vertex Common Stock as equals 5% of the total number of shares of Vertex Common Stock then beneficially owned by such shareholder (in each case except for transfers to recipients that agree to comply with the foregoing restrictions) (a "VERTEX LOCK-UP").

         5.20 INSURANCE. Prior to the Closing, Vertex Nevada shall procure insurance policies in such amounts and covering such matters as are customary with respect to the Vertex Business.

         5.21 FOREIGN QUALIFICATIONS. Prior to the Closing, Vertex Nevada shall be qualified as a foreign corporation to do business in Texas.

         5.22 INDEMNIFICATION AGREEMENTS. At the Closing, Vertex Nevada shall assume all of WWT's obligations under the Indemnification Agreements.

         5.23 CMT AGREEMENTS. The Parties shall negotiate, in good faith, a ground sub-lease, a purchase and sale agreement and such other necessary documentation (collectively, the "CMT AGREEMENTS"), which agreements shall include the terms and conditions set forth on EXHIBIT E.

         5.24 RELATED PARTY TRANSACTION COMMITTEE. Promptly following the Closing, the Agent shall cause the Board of Directors of Vertex Nevada to create a committee of its Board to be known as the "Related Party Transaction Committee". A majority of the members of this committee shall be Independent Directors, which shall include at least two Independent Directors. The Agent shall not serve on this Committee. This committee shall be charged with the review and pre-approval of any and all related party transactions, including between Vertex Nevada and Vertex LP, Ben Cowart, or any other company or individual which may be affiliated with Ben Cowart.

         5.25 RIGHT OF FIRST REFUSAL AND RELATED RIGHTS. Effective as of the Closing, Vertex Nevada shall have: (a) a right of first refusal to match any third party offer to purchase any Cowart Party (as defined below) on the terms and conditions set forth in such offer (the "RIGHT OF FIRST REFUSAL"); and (b) the option (the "OPTION"), which can be exercised in Vertex Nevada's sole discretion, exercisable after the expiration of eighteen (18) months following the Closing (the "OPTION DATE"), to purchase all or any part thereof of the outstanding stock of any Cowart Party (as defined below) owned by Vertex LP or VTX, Inc., at a price based on an independent third-party evaluation and appraisal of the fair market value of such Cowart Party. The Option shall be exercisable at any time following the Option Date in the sole discretion of the majority vote of the Related Party Transaction Committee. For the purposes of this paragraph, a "COWART PARTY" shall be defined as one or more of the following: Cross Road Carriers, Vertex Recovery (or its subsidiaries), Cedar Marine Terminals, LP, Vertex Residual Management Group, LP, Vertex Green, LP, VTX, Inc. or any other entity which is majority owned or controlled by Ben Cowart. The Right of First Refusal and the Option shall only be exercisable by Vertex Nevada during such time as Ben Cowart is employed by Vertex Nevada as the President and Chief Executive Officer of Vertex Nevada pursuant to the terms of an Employment Agreement substantially similar to the Employment Agreement Mr. Cowart will enter into with Vertex Nevada at Closing. Nothing in this paragraph shall prevent Vertex Nevada from purchasing any or all of the interests in any Cowart Party prior to the Option Date on terms mutually agreeable to Vertex Nevada and such Cowart Party, provided however that any such transaction includes a fairness opinion passing as to the fairness of the transaction to Vertex Nevada.

         5.26 LICENSE. At the Closing, Vertex LP will grant to Vertex Nevada a perpetual, royalty-free, transferable, irrevocable license to the name "Vertex."

         5.27 VERTEX NEVADA DIRECTORS. Promptly following the date hereof, the Agent shall notify WWT of the four individuals who will serve on the Board of Directors of Vertex Nevada as of the Closing as the appointees of the holder of the Vertex Series B Preferred Stock, and will provide WWT with background information regarding each such individual. The Agent covenants that at least one of these individuals will be an Independent Director.

         5.28 VERTEX OPTION GRANTS. After the date hereof, and whether prior to or after the Closing, Vertex Nevada shall not issue any compensatory options unless such options have an exercise price at or above the fair market value of the Vertex Common Stock as of the date of grant, and such issuances are approved by the Related Party Transactions Committee. The Parties further agree and acknowledge that, in the event that any such options are issued by Vertex Nevada prior to the Closing, the determination of the fair market value of the Vertex Common Stock shall be made by Vertex Nevada in consultation with WWT and the issuer of the WWT fairness opinion (as described in Section 6.2(g)) and shall not be inconsistent with any valuation of Vertex Nevada utilized by the issuer of such opinion.


                                   ARTICLE VI
                               CLOSING CONDITIONS
                               ------------------

         6.1 CONDITIONS TO VERTEX PARTIES' OBLIGATION TO CLOSE. The obligations of the Vertex Parties to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 6.1, any of which may be waived by the Vertex Parties:

              (a) ACCURACY OF REPRESENTATIONS. All representations and warranties of WWT contained in this Agreement, the Collateral Documents and any certificate delivered by WWT at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. WWT shall have delivered to the Vertex Parties a certificate dated the Closing Date to the foregoing effect.

              (b) COVENANTS. WWT shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by it at or prior to Closing. WWT shall have delivered to the Vertex Parties a certificate dated the Closing Date to the foregoing effect.

              (c) CONSENTS AND APPROVALS. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any Regulatory Authority or Person as provided herein, if any, shall have been so obtained or filed with such Regulatory Authority or Person.

              (d) SHAREHOLDER APPROVAL. All WWT shareholder approval, as required under any applicable Law, shall have been obtained to approve the transactions contemplated hereunder including the approval of the Merger, this Agreement and the transactions contemplated hereby.

              (e) ISSUANCE EXEMPTION. Either (i) the issuance of the Merger Consideration shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act, or (ii) a Registration Statement on Form S-4 registering the issuance of the Merger Consideration shall have been filed and declared effective by the SEC.

              (f) CASH. WWT shall have cash and cash equivalents totaling at least $5.0 million.

              (g) TERMINATION OF COWART GUARANTEES. The Cowart Guarantees shall have been terminated.

              (h) NO LIABILITIES. WWT shall have no Liabilities other than up to $2.4 million of indebtedness.

              (i) DISTRIBUTION OF CASH AND WARRANTS. WWT shall have delivered
(i) $4.4 million in cash and (ii) the Make-Whole Warrants, in each case to the Agent on behalf of the Vertex Shareholders. The Make-Whole Warrants are described on EXHIBIT F to this Agreement. The Parties acknowledge that the Make-Whole Warrants are being issued to the Vertex Shareholders so that immediately following the Merger, the Vertex Shareholders hold 40% of all outstanding options and warrants of Vertex Nevada (exclusive of warrants to purchase 933,920 shares with a nominal exercise price and exclusive of the 6,000,000 options reserved by Vertex Nevada for issuance to employees, directors and consultants). Accordingly, the Parties agree that in the event that between the date hereof and the Closing, any WWT Options expire or are cancelled without being exercised, the number of Make-Whole Warrants shall be reduced to take such expiration or cancellation into effect.

              (j) NO LEGAL PROCEEDINGS. No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement or the Collateral Documents, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement or the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement or the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, the Merger, this Agreement or the transactions contemplated hereby.

              (k) RESIGNATION LETTERS. WWT shall have delivered to the Vertex Parties letters of resignation from WWT's current officers and directors.

         6.2 CONDITIONS TO WWT'S OBLIGATION TO CLOSE. The obligations of WWT to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this
Section 6.2, any of which may be waived by WWT:

              (a) ACCURACY OF REPRESENTATIONS. All representations and warranties of each of the Vertex Parties contained in this Agreement, the Collateral Documents and any certificate delivered by the Vertex Parties at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Vertex Parties shall have delivered to WWT a certificate dated the Closing Date to the foregoing effect.

              (b) COVENANTS. The Vertex Parties shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by any of them at or prior to Closing. The Vertex Parties shall have delivered to WWT a certificate dated the Closing Date to the foregoing effect.

              (c) CONSENTS AND APPROVALS. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any Regulatory Authority or Person as provided herein, if any, shall have been so obtained or filed with such Regulatory Authority or Person.

              (d) SHAREHOLDER APPROVAL. All shareholder approval, as required under any applicable Law, shall have been obtained to approve the transactions contemplated hereunder including the approval of the Merger, this Agreement and the transactions contemplated hereby.

              (e) ISSUANCE EXEMPTION. Either (i) the issuance of the Merger Consideration shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act, or (ii) a Registration Statement on Form S-4 registering the issuance of the Merger Consideration shall have been filed and declared effective by the SEC.

              (f) VERTEX FINANCIAL STATEMENTS. The Vertex Parties shall have delivered, or caused to be delivered, to WWT the Vertex Financial Statements with an unqualified report thereon by an independent accounting firm acceptable to WWT.

              (g) FAIRNESS OPINION. WWT shall have received a fairness opinion in form and substance satisfactory to it passing on the fairness of the transactions contemplated herein to each class of the shareholders of WWT from a financial perspective.

              (h) DUE DILIGENCE. WWT shall be satisfied with the results of its due diligence investigation of Vertex.

              (i) NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall have been no material adverse change in the Vertex Business.

              (j) NO LEGAL PROCEEDINGS. No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement or the Collateral Documents, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement or the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement or the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, the Merger, this Agreement or the transactions contemplated hereby.

              (k) WWT MANAGEMENT AGREEMENT. Vertex Nevada and the WWT Management shall have entered into the WWT Management Agreement.

              (l) VERTEX LOCKUP. Each shareholder of Vertex Nevada immediately prior to the Closing shall have entered into a Vertex Lock-Up.

              (m) TRANSFER. The Transfer shall have occurred.

              (n) INDEMNIFICATION AGREEMENTS. Vertex Nevada shall have assumed all of WWT's obligations under the Indemnification Agreements.

              (o) CMT AGREEMENTS. The CMT Agreements shall have been executed by all of the parties thereto.

              (p) PROPRIETARY INVENTIONS AGREEMENTS. The Vertex Parties shall have delivered to WWT propriety inventions agreements with each of the employees and consultants of Vertex LP.


                                  ARTICLE VII
                                 INDEMNIFICATION
                                 ---------------

         7.1 INDEMNIFICATION BY WWT. WWT shall indemnify, defend and hold harmless the Vertex Parties, and each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of WWT contained in this Agreement.

         7.2 INDEMNIFICATION BY THE VERTEX PARTIES. The Vertex Parties shall, jointly and severally, indemnify, defend and hold harmless WWT and its shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of any of the Vertex Parties contained in this Agreement.

         7.3 INDEMNIFICATION PROCEDURES.

              (a) In the event that any Legal Proceeding shall be instituted or any claim or demand shall be asserted (individually and collectively, a "CLAIM") by any Person in respect of which payment may be sought under this Article 7, the indemnified party shall reasonably and promptly cause written notice (a "CLAIM NOTICE") of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be delivered to the indemnifying party; PROVIDED, HOWEVER, that the failure of the indemnified party to give the Claim Notice shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and material prejudice as a result of such failure. If the indemnifying party shall notify the indemnified party in writing within five (5) Business Days (or sooner, if the nature of the Claim so requires) that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more material legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to a single firm of separate counsel (plus any necessary local counsel), all at reasonable cost, of its own choosing, reasonably acceptable to the indemnifying party and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

              (b) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as provided in this Article 7 or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Losses incurred in defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; PROVIDED, HOWEVER, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a material conflict or potential material conflict exists between the indemnified party and the indemnifying party that would make such separate representation required; and PROVIDED, FURTHER, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. If the indemnifying party shall assume the defense of any Claim, the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement or cessation does not expressly and unconditionally release the indemnified party from all Liabilities or obligations with respect to such Claim, with prejudice. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.


                                  ARTICLE VIII
                                   TERMINATION
                                   -----------

         8.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

              (a) By mutual written agreement of the Parties;

              (b) By either of the Vertex Parties or WWT if the Closing does not occur on or before December 31, 2008;

              (c) By either of Vertex LP or WWT if the shareholders of WWT fail to approve the Merger, this Agreement and the transactions contemplated hereby;

              (d) By either of the Vertex Parties or WWT if any court of competent jurisdiction or other competent Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final; or

              (e) By either of the Vertex Parties or WWT upon written notice to the other Party in the event of a breach of any provision or covenant of this Agreement, or any representation or warranty made by such Party hereunder becomes inaccurate; PROVIDED, HOWEVER, that such breach or inaccuracy would cause the related closing condition, if any, not be satisfied in accordance with
Article 6 hereof; PROVIDED, FURTHER, that prior to any termination by the non-breaching party, such Party shall provide written notice to the breaching Party specifically identifying the breach or inaccurate representation, and the breaching Party does not cure or correct such breach or inaccuracy within 30 days following receipt of the written notice.

         8.2 EFFECT OF TERMINATION. If this Agreement is validly terminated by either the Vertex Parties or WWT pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS
                                  -------------

         9.1 PARTIES OBLIGATED AND BENEFITED. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

         9.2 PUBLICITY. Vertex LP and WWT each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

         9.3 NOTICES. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

                 If to WWT:

                          World Waste Technologies, Inc.
                          10600 North De Anza Boulevard, Suite 250
                          Cupertino, California 95014
                          Attention: John Pimentel
                          Facsimile No: (650) 873-0550

                          With a copy to:

                          TroyGould PC
                          1801 Century Park East, Suite 1600
                          Los Angeles, California 90067-4746
                          Attention:  Lawrence P. Schnapp, Esq.
                          Facsimile No: (310) 789-1255

                 If to Vertex LP, Vertex Nevada, Merger Sub and/or the Agent to:

                          Vertex Companies
                          1331 Gemini, Suite 103
                          Houston, Texas 77058
                          Attention: Ben Cowart
                          Facsimile No.: (281) 486-0217

                          With a copy to:

                          The Loev Law Firm, PC
                          6300 West Loop South, Suite 280
                          Bellaire, Texas 77401
                          Attention: David M. Loev
                          Facsimile No.: (713) 524-4122

         Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

         9.4 ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

         9.5 HEADINGS. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

         9.6 CHOICE OF LAW. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Texas without giving effect to any choice of law provision or rule (whether of the State of Texas or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Texas). Notwithstanding the foregoing, the internal laws of the State of California shall apply with respect to the Merger.

         9.7 JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, may be brought against any of the Parties solely and exclusively in the courts of the State of Texas (with respect to any actions brought by any of the WWT Parties) and in the courts of the State of California (with respect to any actions brought by any of the Vertex Parties), and each of the Parties consents to the sole and exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

         9.8 RIGHTS CUMULATIVE. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         9.9 FURTHER ACTIONS. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         9.10 TIME OF THE ESSENCE. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

         9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.12 ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Vertex Disclosure Schedules, the WWT Disclosure Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

         9.13 SURVIVAL OF REPRESENTATIONS AND COVENANTS. Notwithstanding any right of WWT to fully investigate the affairs of Vertex LP and notwithstanding any knowledge of facts determined or determinable by WWT pursuant to such investigation or right of investigation, WWT shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Vertex Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Vertex Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, WWT has delivered to Agent a written notice of a claim with respect to such representation, warranty, covenant or agreement.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated:      May 19, 2008                  World Waste Technologies, Inc.,
                                          a California Corporation


                                          By:  /s/ John Pimentel
                                               ---------------------------------
                                               Name:  John Pimentel
                                               Title: CEO



Dated:      May 19, 2008                  Vertex Merger Sub, LLC,
                                          a California Limited Liability Company


                                          By:  /s/ Ben Cowart
                                               ---------------------------------
                                               Name:  Ben Cowart
                                               Title: Manager



Dated:      May 19, 2008                  Vertex Energy, Inc.,
                                          a Nevada corporation


                                          By:  /s/ Ben Cowart
                                               ---------------------------------
                                               Name:  Ben Cowart
                                               Title: President



Dated:      May 19, 2008                  /s/ Ben Cowart
                                          --------------------------------------
                                          Ben Cowart, individually

Dated:      May 19, 2008                  Vertex Energy LP,
                                          a Texas limited partnership


                                          By:  /s/ Ben Cowart
                                               ---------------------------------
                                               Name: Ben Cowart
                                               Title: General Partner

                                   EXHIBIT A-1

       VERTEX NEVADA SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATIONS



                                     A-1 - 1

                          CERTIFICATE OF DESIGNATION OF
                       RIGHTS, PREFERENCES AND PRIVILEGES
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                               VERTEX ENERGY, INC.
                              a Nevada Corporation

     1. DESIGNATION AND AMOUNT. There shall be created from the 50,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of Preferred Stock, designated as the "SERIES A CONVERTIBLE PREFERRED STOCK" (the "Series A Preferred Stock"), and the number of shares of such series shall be 47,250,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series A Preferred Stock to a number less than the number of shares of the Series A Preferred Stock then issued and outstanding, plus the number of shares reserved for issuance upon the declaration and payment of dividends thereon, if any, plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series A Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series A Preferred Stock.

     2. DEFINITIONS. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

          2.1 "Acquisition" shall mean any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other binding share exchange or corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger, binding share exchange or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger, binding share exchange or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred.

          2.2 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

          2.3 "Common Stock" shall mean the common stock of the Corporation, par value $.001 per share, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

          2.4 ""Filing Date" shall mean the date that this Certificate is filed with the Secretary of State of the State of Nevada.

          2.5 "Holder" shall mean a holder of record of an outstanding share or shares of Series A Preferred Stock.

          2.6 "Issue Date" shall mean the original date of issuance of shares of the Series A Preferred Stock.

          2.7 "Junior Stock" shall mean the Common Stock and each other class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

          2.8 "Liquidation Preference" shall mean, with respect to each share of the Series A Preferred Stock, $0.149, subject to equitable adjustment from time to time pursuant to Section 7.4.

          2.9 "Market Price" of the Common Stock on any day shall be deemed to be the closing price of the Common Stock on such day as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or by the Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trading on any securities exchange, including the Nasdaq Stock Market, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the National Association of Securities Dealers, Inc. (such as through the OTC Bulletin Board) or a similar organization if Nasdaq is no longer reporting such information. If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors based on the information best available to it.

          2.10 "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

     3. LIQUIDATION RIGHTS.

          3.1 In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders an amount equal to the Liquidation Preference for each outstanding share of the Series A Preferred Stock held by such Holder to the date fixed for distribution, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock. In the event the funds or assets legally available for distribution to the Holders are insufficient to pay in full the Liquidation Preference as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the Holders pro rata based on the full Liquidation Preference to which they are entitled. After payment has been made to the Holders of the full Liquidation Preference to which such Holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Junior Stock.

          3.2 In addition to any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the following events shall be considered a liquidation, winding-up or dissolution for the purpose of this
Section 3:

               (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation; or

               (ii) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own fifty percent (50%) or less of the Corporation's voting power immediately after such consolidation, merger or reorganization.

     4. VOTING RIGHTS.

          4.1 Except as otherwise provided herein or as required by Nevada law, the Series A Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation, and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to that number of votes as equals the number of shares of Common Stock into which such holder's aggregate shares of Series A Preferred Stock are convertible (pursuant to Section 6 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          4.2 The Board of Directors shall consist of five (5) seats. So long as at least fifty percent (50%) of the shares of Series A Preferred Stock issued on the Issue Date remain outstanding (as adjusted for any stock dividends, if any, combinations, splits, recapitalizations, and the like with respect to such shares), then the Holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) of the five (5) directors of the Corporation (the "Series A Director"). The Holders of the Series A Preferred Stock shall have the right to elect or re-elect this one director at each meeting, or pursuant to each written consent, of the Corporation's shareholders for the election of directors.

          4.3 Any director who shall have been elected by the holders of Series A Preferred Stock pursuant to Section 4.2 hereof, may be removed during such director's term of office, either with or without cause, by and only by, an affirmative vote of the Holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of such shareholders, and any vacancy thereby created may be filled by such Holders of Series A Preferred Stock represented at the meeting or pursuant to the written consent of such shareholders. Upon any other vacancy (i.e., other than a vacancy caused by removal) in the office of a director elected by Holders of Series A Preferred Stock pursuant to Section 4.2 hereof, the Holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock may, by affirmative vote, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

     5. DIVIDENDS. Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when, as, and if declared by the Board of Directors. No dividends or other distributions shall be made with respect to any shares of Junior Stock during any fiscal year of the Corporation until dividends in the same amount per share on the Series A Preferred Stock shall have been declared and paid or set apart during that fiscal year.

     6. CONVERSION.

          6.1 Each Holder shall have the right, at such Holder's option, exercisable at any time commencing on the one-year anniversary of the Issue Date and from time to time thereafter, to convert, subject to the terms and provisions of this Section 6, any or all of such Holder's shares of Series A Preferred Stock into shares of Common Stock at a conversion rate equal to one share of Common Stock for each one share of Series A Preferred Stock being converted, provided, that (i) a holder of Series A Preferred Stock may, at any time following the one-year anniversary of the Issue Date and subject to the limitations set forth in subsection (ii) below, convert only up to that number of shares of Series A Preferred Stock, if any, so that, upon conversion, the aggregate beneficial ownership of the Corporation's Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such Holder and all persons affiliated with such Holder is not more than 4.99% of the Corporation's Common Stock then outstanding and (ii) prior to the three-year anniversary of the Issue Date, a Holder of Series A Preferred Stock may not, in any given three-month period, convert more than that number of shares of Series A Preferred Stock as equals 5% of the total number of shares of Series A Preferred then beneficially owned by such Holder. To exercise such right, a Holder must deliver to the Corporation at its principal offices during usual business hours of the Corporation: (i) a written notice that such Holder elects to convert the number of shares of the Series A Preferred Stock specified in such notice and (ii) the certificate(s) evidencing the shares of Series A Preferred Stock to be converted, properly endorsed or assigned for transfer. Thereupon, the Corporation shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The conversion shall be deemed to occur at the close of business on the day the notice of conversion and certificate(s) are received by the Corporation.

          6.2 Each share of Series A Preferred Stock shall be converted into shares of Common Stock automatically and without further action by the Corporation or any Holder, upon the first to occur of any of the following: (i) the affirmative vote or written consent of the Holders of a majority of the then-outstanding Series A Preferred Stock; (ii) the closing Market Price of the Common Stock averages at least $1.50 per share over a period of 20 consecutive trading days and the daily trading volume over the same 20-day period averages at least 75,000 shares; (iii) the closing of the sale of the Corporation's Common Stock in a public offering underwritten by an investment bank reasonably acceptable to the holders of a majority of the then-outstanding shares of Series A Preferred Stock, registered under the Securities Act of 1933, as amended (the "Securities Act"), with a per share price to the public of at least $1.00 per share and for a total gross offering amount of at least $10.0 million, other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation; or (iv) the closing of an Acquisition resulting in proceeds to the holders of the Series A Preferred Stock of at least $1.00 per outstanding share of Series A Preferred Stock. The Corporation shall give notice to the Holders of the automatic conversion of the Series A Preferred Stock pursuant to this
Section 6.4, whereupon each Holder shall be obligated to surrender to the Corporation the certificate(s) evidencing its shares of Series A Preferred Stock, properly endorsed or assigned for transfer.

          6.3 On the date of any conversion, all rights of any Holder with respect to the shares of the Series A Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation's assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of whole shares of Common Stock into which such shares of the Series A Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 6.6.

          6.4 If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, or combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the conversion ratio shall be proportionately adjusted. Any adjustment under this Section 6.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

          6.5 The Corporation shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of its Common Stock to provide for the conversion of shares of Series A Preferred Stock, from time to time as such shares of Series A Preferred Stock are presented for conversion. The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series A Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

          6.6 No fractional shares or securities representing fractional shares of Common Stock shall be issued upon any conversion of any shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the conversion of all of such shares of the Series A Preferred Stock. If the conversion of any share or shares of the Series A Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Price of the Common Stock on the conversion date shall be paid to such Holder in cash by the Corporation..

     7. MISCELLANEOUS

          7.1 If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, subject to the Bylaws of the Corporation, upon the request and at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation. The Corporation shall not be required to issue any physical certificates representing shares of the Series A Preferred Stock on or after any conversion date with respect to such shares of the Series A Preferred Stock. In place of the delivery of a replacement certificate following any such conversion date, upon delivery of the evidence and indemnity described above, the Corporation will deliver the shares of Common Stock.

          7.2 With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

          7.3 Subject to Section 6.6 hereof, the shares of the Series A Preferred Stock shall be issuable, convertible and redeemable only in whole shares and cash shall be paid in lieu of fractional shares.

          7.4 The Liquidation Preference and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Corporation shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

          7.5 Shares of the Series A Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation.

          7.6 In case, at any time while any of the shares of the Series A Preferred Stock are outstanding:

               7.6.1 The Corporation shall declare a dividend (or any other distribution) on any Junior Stock; or

               7.6.2 The Corporation shall authorize the issuance to all holders of its shares of any Junior Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

               7.6.3 There is any reclassification of the Common Stock, any consolidation, merger or binding share exchange to which the Corporation is a party or the sale or transfer of all or substantially all of the assets of the Corporation; or

               7.6.4 There is the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to Holders at least 30 days before the date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, and/or (ii) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

          7.7 The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

          7.8 Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          7.9 The Corporation will provide to the holders of the Series A Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

          7.10 Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

                                   EXHIBIT A-2

       VERTEX NEVADA SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATIONS



                                     A-2 - 1

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                               VERTEX ENERGY, INC.

                   ESTABLISHING THE DESIGNATIONS, PREFERENCES,

                     LIMITATIONS AND RELATIVE RIGHTS OF ITS

                            SERIES B PREFERRED STOCK

         Pursuant to Section 78.1955 of the Nevada General Corporation Law, Vertex Energy, Inc., a corporation organized and existing under the Nevada General Corporation Law (the "Company"),

         DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on ____________, 2008, duly adopted a resolution providing for the issuance of a series of one hundred shares of Series B Preferred Stock, which resolution is and reads as follows:

         RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Vertex Energy, Inc. (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.001 per share, of the Company be, and it hereby is, established; and

         FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series B Preferred Stock"; and

         FURTHER RESOLVED, that the Series B Preferred Stock shall consist of one hundred shares; and

         FURTHER RESOLVED, that the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:


                                   Page 1 of 3
                               Vertex Energy, Inc.
             Certificate of Designations of Series B Preferred Stock

         SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares initially constituting such series shall be up to one hundred shares.

         SECTION 2. DIVIDENDS. The holders of Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

         SECTION 3. LIQUIDATION PREFERENCE. The holders of Series B Preferred Stock shall not be entitled to any liquidation preference.

         SECTION 4. VOTING.

                  4.1 VOTING RIGHTS.

         (a) Except as otherwise provided herein or as required by Nevada law, the Series B Preferred Stock shall have no voting rights.

         (b) The Board of Directors of the Company shall consist of five (5) seats. So long as any shares of Series B Preferred Stock remain outstanding, the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect four (4) of the five (5) directors of the Company (the "Series B Directors"). The holders of the Series B Preferred Stock shall have the right to elect or re-elect these directors at each meeting, or pursuant to each written consent, of the Company's shareholders for the election of directors.

         (c) Any director who shall have been elected by the holders of Series B Preferred Stock pursuant to Section 4.1(b) hereof, may be removed during such director's term of office, either with or without cause, by and only by, an affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of Series B Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of such shareholders, and any vacancy thereby created may be filled by such holders of Series B Preferred Stock represented at the meeting or pursuant to the written consent of such shareholders. Upon any other vacancy (i.e., other than a vacancy caused by removal) in the office of a director elected by holders of Series B Preferred Stock pursuant to Section 4.1(b) hereof, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock may, by affirmative vote, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

                  4.2 AMENDMENTS TO ARTICLES AND BYLAWS. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series B Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock or (ii) effect any reclassification of the Series B Preferred Stock.


                                   Page 2 of 3
                               Vertex Energy, Inc.
             Certificate of Designations of Series B Preferred Stock

                  4.3 AMENDMENT OF RIGHTS OF SERIES B PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series B Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series B Preferred Stock.

         SECTION 5. CONVERSION RIGHTS. The shares of Series B Preferred Stock shall have no conversion rights.

         SECTION 6. REDEMPTION OBLIGATION. The Company shall be obligated to redeem all of the outstanding shares of Series B Preferred Stock at par value ($0.001 per outstanding Series B Preferred Stock share) upon the first to occur of the following events: (a) Ben Cowart is no longer employed by the Company as its Chief Executive Officer or President; or (b) the Executive Employment Agreement dated as of ________, 2008 between the Company and Ben Cowart has expired or been terminated by Mr. Cowart or the Company; or (c) the shares of Series B Preferred Stock are owned of record or beneficially by any holder other than Ben Cowart; or (iv) the Company's shares of Common Stock have been approved to be listed on Nasdaq or other national securities exchange; or (v) ________________, 2013. In the event the Company does not so redeem the shares of Series B Preferred Stock when obligated to do so, the provisions of Sections
4.1 (b) and (c) and Sections 4.2 and 4.3 shall automatically terminate.

         SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

         IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this ___ day of ___________ 2008.

                                                     VERTEX ENERGY, INC.


                                                     --------------------------
                                                     Ben Cowart
                                                     Chief Executive Officer


                                   Page 3 of 3
                               Vertex Energy, Inc.
             Certificate of Designations of Series B Preferred Stock

                                    EXHIBIT B

                     VERTEX NEVADA ORGANIZATIONAL DOCUMENTS

                            ARTICLES OF INCORPORATION

                                       OF

                               VERTEX ENERGY, INC.

                                   ARTICLE I.

     The name of the corporation (hereinafter called the "Corporation") is:

     Vertex Energy, Inc.

                                   ARTICLE II.

     The resident agent and registered office of the Corporation within the State of Nevada is Incorp Services, Inc., 375 N. Stephanie St. - Suite 141, Henderson, Nevada 89014-8909.

                                  ARTICLE III.

     The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

     To engage in any lawful activity for which Corporations may be incorporated under the Nevada General Corporation Law.

                                   ARTICLE IV.

     The total number of shares of stock that the Corporation shall have authority to issue is 800,000,000, consisting of 750,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 50,000,000 shares of "blank check" preferred stock par value $0.001 per share ("Preferred Stock").

     Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then


                                       1/4
                          Articles of Incorporation of
                               Vertex Energy, Inc.

outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

                                   ARTICLE V.

     The governing Board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "director."

     The number of members constituting the first Board of Directors of the Corporation is one (1); and the name and the post office address of said member is as follows:

Name         Address
----------   ---------------------
Ben Cowart   1331 Gemini Suite 103
             Houston, Texas 77058

     The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

                                   ARTICLE VI.

     No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause. The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.


                                       2/4
                          Articles of Incorporation of
                               Vertex Energy, Inc.

                                  ARTICLE VII.

     The name and the post office address of the incorporator signing these Articles of Incorporation is as follows:

Name            Address
-------------   ---------------------
Chris Carlson   1331 Gemini Suite 103
                Houston, Texas 77058

                                  ARTICLE VIII.

     The Corporation shall have perpetual existence.

                                   ARTICLE IX.

     The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

                                   ARTICLE X.

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented.

                                   ARTICLE XI.

     The Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue


                                       3/4
                          Articles of Incorporation of
                               Vertex Energy, Inc.

as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                  ARTICLE XII.

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIII.

     Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

     Signed this _____ day of _______, 2008


                                        VERTEX ENERGY, INC.

                                           By:
                                               ---------------------------------
                                               Chris Carlson
                                               Incorporator


                                       4/4
                          Articles of Incorporation of
                               Vertex Energy, Inc.

                                     BYLAWS
                                       OF
                               VERTEX ENERGY, INC.
                              a Nevada corporation

                                   ARTICLE 1.
                                   DEFINITIONS

1.1 Definitions. Unless the context clearly requires otherwise, in these Bylaws:

     (a)  "Board" means the board of directors of the Company.

     (b) "Bylaws" means these bylaws as adopted by the Board and includes amendments subsequently adopted by the Board or by the Stockholders.

     (c) "Articles of Incorporation" means the Articles of Incorporation of Vertex Energy, Inc., as filed with the Secretary of State of the State of Nevada and includes all amendments thereto and restatements thereof subsequently filed.

     (d)  "Company" means Vertex Energy, Inc., a Nevada corporation.

     (e)  "Section" refers to sections of these Bylaws.

     (f)  "Stockholder" means stockholders of record of the Company.

1.2 Offices. The title of an office refers to the person or persons who at any given time perform the duties of that particular office for the Company.

                                   ARTICLE 2.
                                     OFFICES

2.1 Principal Office. The Company may locate its principal office within or without the state of incorporation as the Board may determine.

2.2 Registered Office. The registered office of the Company required by law to be maintained in the state of incorporation may be, but need not be, the same as the principal place of business of the Company. The Board may change the address of the registered office from time to time.

2.3 Other Offices. The Company may have offices at such other places, either within or without the state of incorporation, as the Board may designate or as the business of the Company may require from time to time.


                                      1/19
                                    Bylaws of
                               Vertex Energy, Inc.

                                   ARTICLE 3.
                            MEETINGS OF STOCKHOLDERS

3.1 Annual Meetings. The Stockholders of the Company shall hold their annual meetings for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings at such time, date and place as the Board shall determine by resolution.

3.2 Special Meetings. The Board, the Chairman of the Board, the President or a committee of the Board duly designated and whose powers and authority include the power to call meetings may call special meetings of the Stockholders of the Company at any time for any purpose or purposes. Special meetings of the Stockholders of the Company may also be called by the holders of at least 30% of all shares entitled to vote at the proposed special meeting.

3.3 Place of Meetings. The Stockholders shall hold all meetings at such places, within or without the State of Nevada, as the Board or a committee of the Board shall specify in the notice or waiver of notice for such meetings.

3.4 Notice of Meetings. Except as otherwise required by law, the Board or a committee of the Board shall give notice of each meeting of Stockholders, whether annual or special, not less than 10 nor more than 50 days before the date of the meeting. The Board or a committee of the Board shall deliver a notice to each Stockholder entitled to vote at such meeting by delivering a typewritten or printed notice thereof to him personally, or by depositing such notice in the United States mail, in a postage prepaid envelope, directed to him at his address as it appears on the records of the Company, or by transmitting a notice thereof to him at such address by telegraph, telecopy, cable or wireless. If mailed, notice is given on the date deposited in the United States mail, postage prepaid, directed to the Stockholder at his address as it appears on the records of the Company. An affidavit of the Secretary or an Assistant Secretary or of the Transfer Agent of the Company that he has given notice shall constitute, in the absence of fraud, prima facie evidence of the facts stated therein.

     Every notice of a meeting of the Stockholders shall state the place, date and hour of the meeting and, in the case of a special meeting, also shall state the purpose or purposes of the meeting. Furthermore, if the Company will maintain the list at a place other than where the meeting will take place, every notice of a meeting of the Stockholders shall specify where the Company will maintain the list of Stockholders entitled to vote at the meeting.

3.5 Stockholder Notice. Subject to the Articles of Incorporation, the Stockholders who intend to nominate persons to the Board of Directors or propose any other action at an annual meeting of Stockholders must timely notify the Secretary of the Company of such intent. To be timely, a Stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days nor more


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                                    Bylaws of
                               Vertex Energy, Inc.

than 90 days prior to the date of such meeting; provided, however, that in the event that less than 75 days' notice of the date of the meeting is given or made to Stockholders, notice by the Stockholder to be timely must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Such notice must be in writing and must include a (i) a brief description of the business desired to the brought before the annual meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the Stockholder proposing such business; (iii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the Stockholder; and (iv) any material interest of the Stockholder in such business. The Board of Directors reserves the right to refuse to submit any such proposal to stockholders at an annual meeting if, in its judgment, the information provided in the notice is inaccurate or incomplete.

3.6 Waiver of Notice. Whenever these Bylaws require written notice, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall constitute the equivalent of notice. Attendance of a person at any meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. No written waiver of notice need specify either the business to be transacted at, or the purpose or purposes of any regular or special meeting of the Stockholders, directors or members of a committee of the Board.

3.7 Adjournment of Meeting. When the Stockholders adjourn a meeting to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Stockholders may transact any business which they may have transacted at the original meeting. If the adjournment is for more than 30 days or, if after the adjournment, the Board or a committee of the Board fixes a new record date for the adjourned meeting, the Board or a committee of the Board shall give notice of the adjourned meeting to each Stockholder of record entitled to vote at the meeting.

3.8 Quorum. Except as otherwise required by law, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes at any meeting of the Stockholders. In the absence of a quorum at any meeting or any adjournment thereof, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, or, in the absence therefrom of all the Stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting to another place, date or time.

     If the chairman of the meeting gives notice of any adjourned special meeting of Stockholders to all Stockholders entitled to vote thereat, stating that the minimum percentage of stockholders for a quorum as provided by Nevada law shall constitute a quorum, then, except as otherwise required by law, that percentage at such adjourned


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                                    Bylaws of
                               Vertex Energy, Inc.

meeting shall constitute a quorum and a majority of the votes cast at such meeting shall determine all matters.

3.9 Organization. Such person as the Board may have designated or, in the absence of such a person, the highest ranking officer of the Company who is present shall call to order any meeting of the Stockholders, determine the presence of a quorum, and act as chairman of the meeting. In the absence of the Secretary or an Assistant Secretary of the Company, the chairman shall appoint someone to act as the secretary of the meeting.

3.10 Conduct of Business. The chairman of any meeting of Stockholders shall determine the order of business and the procedure at the meeting, including such regulations of the manner of voting and the conduct of discussion as he deems in order.

3.11 List of Stockholders. At least 10 days before every meeting of Stockholders, the Secretary shall prepare a list of the Stockholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. The Company shall make the list available for examination by any Stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting will take place or at the place designated in the notice of the meeting.

     The Secretary shall produce and keep the list at the time and place of the meeting during the entire duration of the meeting, and any Stockholder who is present may inspect the list at the meeting. The list shall constitute presumptive proof of the identity of the Stockholders entitled to vote at the meeting and the number of shares each Stockholder holds.

     A determination of Stockholders entitled to vote at any meeting of Stockholders pursuant to this Section shall apply to any adjournment thereof.

3.12 Fixing of Record Date. For the purpose of determining Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or Stockholders entitled to receive payment of any dividend, or in order to make a determination of Stockholders for any other proper purpose, the Board or a committee of the Board may fix in advance a date as the record date for any such determination of Stockholders. However, the Board shall not fix such date, in any case, more than 60 days nor less than 10 days prior to the date of the particular action.

     If the Board or a committee of the Board does not fix a record date for the determination of Stockholders entitled to notice of or to vote at a meeting of Stockholders, the record date shall be at the close of business on the day next preceding the day on which notice is given or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held or the date on which the Board adopts the resolution declaring a dividend.


                                      4/19
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

3.13 Voting of Shares. Each Stockholder shall have one vote for every share of stock having voting rights registered in his name on the record date for the meeting. The Company shall not have the right to vote treasury stock of the Company, nor shall another corporation have the right to vote its stock of the Company if the Company holds, directly or indirectly, a majority of the shares entitled to vote in the election of directors of such other corporation. Persons holding stock of the Company in a fiduciary capacity shall have the right to vote such stock. Persons who have pledged their stock of the Company shall have the right to vote such stock unless in the transfer on the books of the Company the pledgor expressly empowered the pledgee to vote such stock. In that event, only the pledgee, or his proxy, may represent such stock and vote thereon.

     A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall determine all elections and, except when the law or Articles of Incorporation require otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote shall determine all other matters.

     Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

     The Stockholders may vote by voice vote on all matters. Upon demand by a Stockholder entitled to vote, or his proxy, the Stockholders shall vote by ballot. In that event, each ballot shall state the name of the Stockholder or proxy voting, the number of shares voted and such other information as the Company may require under the procedure established for the meeting.

3.14 Inspectors. At any meeting in which the Stockholders vote by ballot, the chairman may appoint one or more inspectors. Each inspector shall take and sign an oath to execute the duties of inspector at such meeting faithfully, with strict impartiality, and according to the best of his ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The certification required herein shall take the form of a subscribed, written report prepared by the inspectors and delivered to the Secretary of the Company. An inspector need not be a Stockholder of the Company, and any officer of the Company may be an inspector on any question other than a vote for or against a proposal in which he has a material interest.


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                                    Bylaws of
                               Vertex Energy, Inc.

3.15 Proxies. A Stockholder may exercise any voting rights in person or by his proxy appointed by an instrument in writing, which he or his authorized attorney-in-fact has subscribed and which the proxy has delivered to the Secretary of the meeting pursuant to the manner prescribed by law.

     A proxy is not valid after the expiration of 13 months after the date of its execution, unless the person executing it specifies thereon the length of time for which it is to continue in force (which length may exceed 12 months) or limits its use to a particular meeting. Each proxy is irrevocable if it expressly states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

     The attendance at any meeting of a Stockholder who previously has given a proxy shall not have the effect of revoking the same unless he notifies the Secretary in writing prior to the voting of the proxy.

3.16 Action by Consent. Any action required to be taken at any annual or special meeting of stockholders of the Company or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Company's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 50 days of the earliest dated consent delivered in the manner required by this section to the Company, written consents signed by a sufficient number of holders to take action are delivered to the Company by delivery to its registered office, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Company's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.


                                      6/19
                                    Bylaws of
                               Vertex Energy, Inc.

                                   ARTICLE 4.
                               BOARD OF DIRECTORS

4.1 General Powers. The Board shall manage the property, business and affairs of the Company.

4.2 Number. The number of directors who shall constitute the Board shall equal not less than 1 nor more than 10, as the Board or majority stockholders may determine by resolution from time to time.

4.3 Election of Directors and Term of Office. The Stockholders of the Company shall elect the directors at the annual or adjourned annual meeting (except as otherwise provided herein for the filling of vacancies). Each director shall hold office until his death, resignation, retirement, removal, or disqualification, or until his successor shall have been elected and qualified.

4.4 Resignations. Any director of the Company may resign at any time by giving written notice to the Board or to the Secretary of the Company. Any resignation shall take effect upon receipt or at the time specified in the notice. Unless the notice specifies otherwise, the effectiveness of the resignation shall not depend upon its acceptance.

4.5 Removal. Stockholders holding 2/3 of the outstanding shares entitled to vote at an election of directors may remove any director or the entire Board of Directors at any time, with or without cause.

4.6 Vacancies. Any vacancy on the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause may be filled by a majority of the remaining directors, a sole remaining director, or the majority stockholders. Any director elected to fill a vacancy shall hold office until his death, resignation, retirement, removal, or disqualification, or until his successor shall have been elected and qualified.

4.7 Chairman of the Board. At the initial and annual meeting of the Board, the directors may elect from their number a Chairman of the Board of Directors. The Chairman shall preside at all meetings of the Board and shall perform such other duties as the Board may direct. The Board also may elect a Vice Chairman and other officers of the Board, with such powers and duties as the Board may designate from time to time.

4.8 Compensation. The Board may compensate directors for their services and may provide for the payment of all expenses the directors incur by attending meetings of the Board or otherwise.


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                                   ARTICLE 5.
                              MEETINGS OF DIRECTORS

5.1 Regular Meetings. The Board may hold regular meetings at such places, dates and times as the Board shall establish by resolution. If any day fixed for a meeting falls on a legal holiday, the Board shall hold the meeting at the same place and time on the next succeeding business day. The Board need not give notice of regular meetings.

5.2 Place of Meetings. The Board may hold any of its meetings in or out of the State of Nevada, at such places as the Board may designate, at such places as the notice or waiver of notice of any such meeting may designate, or at such places as the persons calling the meeting may designate.

5.3 Meetings by Telecommunications. The Board or any committee of the Board may hold meetings by means of conference telephone or similar telecommunications equipment that enable all persons participating in the meeting to hear each other. Such participation shall constitute presence in person at such meeting.

5.4 Special Meetings. The Chairman of the Board, the President, or one-half of the directors then in office may call a special meeting of the Board. The person or persons authorized to call special meetings of the Board may fix any place, either in or out of the State of Nevada as the place for the meeting.

5.5 Notice of Special Meetings. The person or persons calling a special meeting of the Board shall give written notice to each director of the time, place, date and purpose of the meeting of not less than three business days if by mail and not less than 24 hours if by telegraph or in person before the date of the meeting. If mailed, notice is given on the date deposited in the United States mail, postage prepaid, to such director. A director may waive notice of any special meeting, and any meeting shall constitute a legal meeting without notice if all the directors are present or if those not present sign either before or after the meeting a written waiver of notice, a consent to such meeting, or an approval of the minutes of the meeting. A notice or waiver of notice need not specify the purposes of the meeting or the business which the Board will transact at the meeting.

5.6 Waiver by Presence. Except when expressly for the purpose of objecting to the legality of a meeting, a director's presence at a meeting shall constitute a waiver of notice of such meeting.

5.7 Quorum. A majority of the directors then in office shall constitute a quorum for all purposes at any meeting of the Board. In the absence of a quorum, a majority of directors present at any meeting may adjourn the meeting to another place, date or time without further notice. No proxies shall be given by directors to any person for purposes of voting or establishing a quorum at a directors' meetings.


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5.8 Conduct of Business. The Board shall transact business in such order and manner as the Board may determine. Except as the law requires otherwise, the Board shall determine all matters by the vote of a majority of the directors present at a meeting at which a quorum is present. The directors shall act as a Board, and the individual directors shall have no power as such.

5.9 Action by Consent. The Board or a committee of the Board may take any required or permitted action without a meeting if all members of the Board or committee consent thereto in writing and file such consent with the minutes of the proceedings of the Board or committee.

                                   ARTICLE 6.
                                   COMMITTEES

6.1 Committees of the Board. The Board may designate, by a vote of a majority of the directors then in office, committees of the Board. The committees shall serve at the pleasure of the Board and shall possess such lawfully delegable powers and duties as the Board may confer.

6.2 Selection of Committee Members. The Board shall elect by a vote of a majority of the directors then in office a director or directors to serve as the member or members of a committee. By the same vote, the Board may designate other directors as alternate members who may replace any absent or disqualified member at any meeting of a committee. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may appoint by unanimous vote another member of the Board to act at the meeting in the place of the absent or disqualified member.

6.3 Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as the law or these Bylaws require otherwise. Each committee shall make adequate provision for notice of all meetings to members. A majority of the members of the committee shall constitute a quorum, unless the committee consists of one or two members. In that event, one member shall constitute a quorum. A majority vote of the members present shall determine all matters. A committee may take action without a meeting if all the members of the committee consent in writing and file the consent or consents with the minutes of the proceedings of the committee.

6.4 Authority. Any committee, to the extent the Board provides, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the affixation of the Company's seal to all instruments which may require or permit it. However, no committee shall have any power or authority with regard to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the Stockholders the sale, lease


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or exchange of all or substantially all of the Company's property and assets, recommending to the Stockholders a dissolution of the Company or a revocation of a dissolution of the Company, or amending these Bylaws of the Company. Unless a resolution of the Board expressly provides, no committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger.

6.5 Minutes. Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.

                                   ARTICLE 7.
                                    OFFICERS

7.1 Officers of the Company. The officers of the Company shall consist of a President, a Secretary, a Treasurer and such Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers as the Board may designate and elect from time to time. The same person may hold at the same time any two or more offices.

7.2 Election and Term. The Board shall elect the officers of the Company. Each officer shall hold office until his death, resignation, retirement, removal or disqualification, or until his successor shall have been elected and qualified.

7.3 Compensation of Officers. The Board shall fix the compensation of all officers of the Company. No officer shall serve the Company in any other capacity and receive compensation, unless the Board authorizes the additional compensation.

7.4 Removal of Officers and Agents. The Board may remove any officer or agent it has elected or appointed at any time, with or without cause.

7.5 Resignation of Officers and Agents. Any officer or agent the Board has elected or appointed may resign at any time by giving written notice to the Board, the Chairman of the Board, the President, or the Secretary of the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified. Unless otherwise specified in the notice, the Board need not accept the resignation to make it effective.

7.6 Bond. The Board may require by resolution any officer, agent, or employee of the Company to give bond to the Company, with sufficient sureties conditioned on the faithful performance of the duties of his respective office or agency. The Board also may require by resolution any officer, agent or employee to comply with such other conditions as the Board may require from time to time.

7.7 President. The President shall be the chief operating officer of the Company and, subject to the Board's control, shall supervise and direct all of the business and affairs of the Company. When present, he shall sign (with or without the Secretary, an Assistant


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

Secretary, or any other officer or agent of the Company which the Board has authorized) deeds, mortgages, bonds, contracts or other instruments which the Board has authorized an officer or agent of the Company to execute. However, the President shall not sign any instrument which the law, these Bylaws, or the Board expressly require some other officer or agent of the Company to sign and execute. In general, the President shall perform all duties incident to the office of President and such other duties as the Board may prescribe from time to time.

7.8 Vice Presidents. In the absence of the President or in the event of his death, inability or refusal to act, the Vice Presidents in the order of their length of service as Vice Presidents, unless the Board determines otherwise, shall perform the duties of the President. When acting as the President, a Vice President shall have all the powers and restrictions of the Presidency. A Vice President shall perform such other duties as the President or the Board may assign to him from time to time.

7.9 Secretary. The Secretary shall (a) keep the minutes of the meetings of the Stockholders and of the Board in one or more books for that purpose, (b) give all notices which these Bylaws or the law requires, (c) serve as custodian of the records and seal of the Company, (d) affix the seal of the corporation to all documents which the Board has authorized execution on behalf of the Company under seal, (e) maintain a register of the address of each Stockholder of the Company, (f) sign, with the President, a Vice President, or any other officer or agent of the Company which the Board has authorized, certificates for shares of the Company, (g) have charge of the stock transfer books of the Company, and (h) perform all duties which the President or the Board may assign to him from time to time.

7.10 Assistant Secretaries. In the absence of the Secretary or in the event of his death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as Assistant Secretary, unless the Board determines otherwise, shall perform the duties of the Secretary. When acting as the Secretary, an Assistant Secretary shall have the powers and restrictions of the Secretary. An Assistant Secretary shall perform such other duties as the President, Secretary or Board may assign from time to time.

7.11 Treasurer. The Treasurer shall (a) have responsibility for all funds and securities of the Company, (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, (c) deposit all moneys in the name of the Company in depositories which the Board selects, and (d) perform all of the duties which the President or the Board may assign to him from time to time.

7.12 Assistant Treasurers. In the absence of the Treasurer or in the event of his death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as Assistant Treasurer, unless the Board determines otherwise, shall perform the duties of the Treasurer. When acting as the Treasurer, an Assistant Treasurer shall have the powers and restrictions of the Treasurer. An Assistant Treasurer shall perform such other duties as the Treasurer, the President, or the Board may assign to him from time to time.


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

7.13 Delegation of Authority. Notwithstanding any provision of these Bylaws to the contrary, the Board may delegate the powers or duties of any officer to any other officer or agent.

7.14 Action with Respect to Securities of Other Corporations. Unless the Board directs otherwise, the President shall have the power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Company holds securities. Furthermore, unless the Board directs otherwise, the President shall exercise any and all rights and powers which the Company possesses by reason of its ownership of securities in another corporation.

7.15 Vacancies. The Board may fill any vacancy in any office because of death, resignation, removal, disqualification or any other cause in the manner which these Bylaws prescribe for the regular appointment to such office.

                                   ARTICLE 8.
                            CONTRACTS, LOANS, DRAFTS,
                              DEPOSITS AND ACCOUNTS

8.1 Contracts. The Board may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Company. The Board may make such authorization general or special.

8.2 Loans. Unless the Board has authorized such action, no officer or agent of the Company shall contract for a loan on behalf of the Company or issue any evidence of indebtedness in the Company's name.

8.3 Drafts. The President, any Vice President, the Treasurer, any Assistant Treasurer, and such other persons as the Board shall determine shall issue all checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of or payable by the Company.

8.4 Deposits. The Treasurer shall deposit all funds of the Company not otherwise employed in such banks, trust companies, or other depositories as the Board may select or as any officer, assistant, agent or attorney of the Company to whom the Board has delegated such power may select. For the purpose of deposit and collection for the account of the Company, the President or the Treasurer (or any other officer, assistant, agent or attorney of the Company whom the Board has authorized) may endorse, assign and deliver checks, drafts and other orders for the payment of money payable to the order of the Company.

8.5 General and Special Bank Accounts. The Board may authorize the opening and keeping of general and special bank accounts with such banks, trust companies, or other


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

depositories as the Board may select or as any officer, assistant, agent or attorney of the Company to whom the Board has delegated such power may select. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

                                   ARTICLE 9.
                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

9.1 Certificates for Shares. Every owner of stock of the Company shall have the right to receive a certificate or certificates, certifying to the number and class of shares of the stock of the Company which he owns. The Board shall determine the form of the certificates for the shares of stock of the Company. The Secretary, transfer agent, or registrar of the Company shall number the certificates representing shares of the stock of the Company in the order in which the Company issues them. The President or any Vice President and the Secretary or any Assistant Secretary shall sign the certificates in the name of the Company. Any or all certificates may contain facsimile signatures. In case any officer, transfer agent, or registrar who has signed a certificate, or whose facsimile signature appears on a certificate, ceases to serve as such officer, transfer agent, or registrar before the Company issues the certificate, the Company may issue the certificate with the same effect as though the person who signed such certificate, or whose facsimile signature appears on the certificate, was such officer, transfer agent, or registrar at the date of issue. The Secretary, transfer agent, or registrar of the Company shall keep a record in the stock transfer books of the Company of the names of the persons, firms or corporations owning the stock represented by the certificates, the number and class of shares represented by the certificates and the dates thereof and, in the case of cancellation, the dates of cancellation. The Secretary, transfer agent, or registrar of the Company shall cancel every certificate surrendered to the Company for exchange or transfer. Except in the case of a lost, destroyed, stolen or mutilated certificate, the Secretary, transfer agent, or registrar of the Company shall not issue a new certificate in exchange for an existing certificate until he has canceled the existing certificate.

9.2 Transfer of Shares. A holder of record of shares of the Company's stock, or his attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary, transfer agent or registrar of the Company, may transfer his shares only on the stock transfer books of the Company. Such person shall furnish to the Secretary, transfer agent, or registrar of the Company proper evidence of his authority to make the transfer and shall properly endorse and surrender for cancellation his existing certificate or certificates for such shares. Whenever a holder of record of shares of the Company's stock makes a transfer of shares for collateral security, the Secretary, transfer agent, or registrar of the Company shall state such fact in the entry of transfer if the transferor and the transferee request.

9.3 Lost Certificates. The Board may direct the Secretary, transfer agent, or registrar of the Company to issue a new certificate to any holder of record of shares of the Company's stock claiming that he has lost such certificate, or that someone has stolen,


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

destroyed or mutilated such certificate, upon the receipt of an affidavit from such holder to such fact. When authorizing the issue of a new certificate, the Board, in its discretion may require as a condition precedent to the issuance that the owner of such certificate give the Company a bond of indemnity in such form and amount as the Board may direct.

9.4 Regulations. The Board may make such rules and regulations, not inconsistent with these Bylaws, as it deems expedient concerning the issue, transfer and registration of certificates for shares of the stock of the corporation. The Board may appoint or authorize any officer or officers to appoint one or more transfer agents, or one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

9.5 Holder of Record. The Company may treat as absolute owners of shares the person in whose name the shares stand of record as if that person had full competency, capacity and authority to exercise all rights of ownership, despite any knowledge or notice to the contrary or any description indicating a representative, pledge or other fiduciary relation, or any reference to any other instrument or to the rights of any other person appearing upon its record or upon the share certificate. However, the Company may treat any person furnishing proof of his appointment as a fiduciary as if he were the holder of record of the shares.

9.6 Treasury Shares. Treasury shares of the Company shall consist of shares which the Company has issued and thereafter acquired but not canceled. Treasury shares shall not carry voting or dividend rights.

                                   ARTICLE 10.
                                 INDEMNIFICATION

10.1 Definitions. In this Article:

     (a) "Indemnitee" means (i) any present or former Director, advisory director or officer of the Company, (ii) any person who while serving in any of the capacities referred to in clause (i) hereof served at the Company's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses
     (i) or (ii) hereof.

     (b) "Official Capacity" means (i) when used with respect to a Director, the office of Director of the Company, and (ii) when used with respect to a person other than a Director, the elective or appointive office of the Company held by such person or the employment or agency relationship undertaken by such person on behalf of the Company, but in each case does not include service for any other


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     foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

     (c) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

10.2 Indemnification. The Company shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with
Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company's best interests and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's Official Capacity, or
(b) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this
Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

10.3 Successful Defense. Without limitation of Section 10.2 and in addition to the indemnification provided for in Section 10.2, the Company shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he


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

served in any of the capacities referred to in Section 10.1, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

10.4 Determinations. Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

10.5 Advancement of Expenses. Reasonable expenses (including court costs and attorneys' fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company at reasonable intervals in advance of the final disposition of such Proceeding, and without making any of the determinations specified in Section 10.4, after receipt by the Company of (a) a written affirmation by such Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under this Article and (b) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.


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10.6 Employee Benefit Plans. For purposes of this Article, the Company shall be deemed to have requested an Indemnitee to serve an employee benefit plan whenever the performance by him of his duties to the Company also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines. Action taken or omitted by an Indemnitee with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company.

10.7 Other Indemnification and Insurance. The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's Articles of Incorporation, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (b) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, (c) inure to the benefit of the heirs, executors and administrators of such a person and (d) not be required if and to the extent that the person otherwise entitled to payment of such amounts hereunder has actually received payment therefor under any insurance policy, contract or otherwise.

10.8 Notice. Any indemnification of or advance of expenses to an Indemnitee in accordance with this Article shall be reported in writing to the shareholders of the Company with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

10.9 Construction. The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, the Nevada General Corporation Law, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

10.10 Continuing Offer, Reliance, etc. The provisions of this Article (a) are for the benefit of, and may be enforced by, each Indemnitee of the Company, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Company and such Indemnitee and (b) constitute a continuing offer to all present and future Indemnitees. The Company, by its adoption of these Bylaws, (a) acknowledges and agrees that each Indemnitee of the Company has relied upon and will continue to rely


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

upon the provisions of this Article in becoming, and serving in any of the capacities referred to in Section 10.1 of this Article, (b) waives reliance upon, and all notices of acceptance of, such provisions by such Indemnitees and
(c) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his right to enforce the provisions of this Article in accordance with its terms by any act or failure to act on the part of the Company.

10.11 Effect of Amendment. No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitees to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitees, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                                   ARTICLE 11.
                                 TAKEOVER OFFERS

     In the event the Company receives a takeover offer, the Board of Directors shall consider all relevant factors in evaluating such offer, including, but not limited to, the terms of the offer, and the potential economic and social impact of such offer on the Company's stockholders, employees, customers, creditors and community in which it operates.

                                   ARTICLE 12.
                                     NOTICES

12.1 General. Whenever these Bylaws require notice to any Stockholder, director, officer or agent, such notice does not mean personal notice. A person may give effective notice under these Bylaws in every case by depositing a writing in a post office or letter box in a postpaid, sealed wrapper, or by dispatching a prepaid telegram addressed to such Stockholder, director, officer or agent at his address on the books of the Company. Unless these Bylaws expressly provide to the contrary, the time when the person sends notice shall constitute the time of the giving of notice.

12.2 Waiver of Notice. Whenever the law or these Bylaws require notice, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein.


                                      18/19
                                    Bylaws of
                               Vertex Energy, Inc.

                                   ARTICLE 13.
                                  MISCELLANEOUS

13.1 Facsimile Signatures. In addition to the use of facsimile signatures which these Bylaws specifically authorize, the Company may use such facsimile signatures of any officer or officers, agents or agent, of the Company as the Board or a committee of the Board may authorize.

13.2 Corporate Seal. The Board may provide for a suitable seal containing the name of the Company, of which the Secretary shall be in charge. The Treasurer, any Assistant Secretary, or any Assistant Treasurer may keep and use the seal or duplicates of the seal if and when the Board or a committee of the Board so directs.

13.3 Fiscal Year. The Board shall have the authority to fix and change the fiscal year of the Company.

                                   ARTICLE 14.
                                   AMENDMENTS

14.1 Subject to the provisions of the Articles of Incorporation, the Stockholders or the Board may amend or repeal these Bylaws at any meeting.

     The undersigned hereby certifies that the foregoing constitutes a true and correct copy of the Bylaws of the Company as adopted by the Directors on the ___ day of May 2008.

     Executed as of this ___ day of May 2008.


     ---------------------------------------
     Ben Cowart
     Director


                                      19/19
                                    Bylaws of
                               Vertex Energy, Inc.

                                    EXHIBIT C

      ASSETS, CONTRACTS, AND LIABILTIES TO BE TRANSFERRED TO VERTEX NEVADA

List of Assets

1. The assets, rights, and privileges, described below of Vertex LP held for use by Vertex LP in connection with that portion of the Vertex Business described in sub-clause (i) of the definition thereof appearing in the Merger Agreement, including and limited to:

-all of Vertex LP's rights and interests under or in connection with that certain Chevron Recovery Oil Purchase Contract dated as of April 1, 2004 between Vertex Energy, LP and Fuel and Marine Marketing, LLC;

-all customer lists;

-all customer contracts and relationships;

-all short and long term supply contracts;

-all methods of doing business;

-all trade secrets;

-all vendor contracts and relationships;

-all price lists;

-all other Intellectual Property (excluding the Demetalization Technology
(OP#2));

-all cell phones;

-all memberships and subscriptions;

-all revenue and rights to LPGA Futures Tour golf sponsorship of Lisa Ferrero;

-all Marketing and Collateral;

-all inventory on hand of consumable supplies & chemicals; and

-all blueprints, drawings, analysis, and technical data associated with Alchemy Process.

Notwithstanding the foregoing, the assets shall not include the software known as "Desert Micro", used by Vertex LP, provided that Vertex LP shall grant Vertex Nevada with the perpetual, royalty-free right to utilize such software..

2. "Alchemy Process", including all Intellectual property related thereto. Notwithstanding the foregoing, the assets shall not include any of the assets or rights which are subject to the

Purchase and Sale Agreement to be entered into by Vertex Nevada and CMT; the Sublease Agreement to be entered into by Vertex Nevada and CMT; or the office space Lease Agreement to be entered into by Vertex Nevada and CMT.

3. All of Vertex LP's rights and interests under or in connection with that certain KMTEX Contract dated as of July 1, 2007 between Vertex Refining and KMTEX.

4. Vertex Permits (ATTACHED)
     TCEQ Permit
     EPA Permit

5. Vertex Vehicle:
     2003 GMC

6. Vertex Computers:
     Compaq Presario x6000
     Dell Latitude D430
     Dell Latitude D620
     Dell Latitude D630
     Dell Latitude D630
     Dell Inspiron MXC061
     Dell OptiPlex 330

7. A non-transferable license to the use of the "Vertex" Trademark Registration
Number: 2,852,433

8. All books and records related to the Vertex Business (but not any corporate records of Vertex LP)

                                    EXHIBIT D

                           COWART EMPLOYMENT AGREEMENT

                               VERTEX ENERGY, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made this __ day of ______________, 2008 (the "Effective Date"), between Vertex Energy, Inc., a Nevada corporation (the "Company"), and Ben Cowart ("Executive") (each of Company and Executive is referred to herein as a "Party," and collectively referred to herein as the "Parties").

                                   WITNESSETH:

     WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the Effective Date as follows:

                                   ARTICLE I.

                            EMPLOYMENT; TERM; DUTIES

     1.1. Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment, as the Chief Executive Officer ("CEO") of the Company for a period of five (5) years beginning on the Effective Date.

     1.2. Duties and Responsibilities. Executive, as CEO, shall perform such administrative, managerial and executive duties for the Company (i) as are prescribed by applicable job specifications for the chief executive officer of a public company the size and nature of the Company, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the Board of Directors of the Company (the "Board").

     1.3. Non-Competition. Executive agrees to devote substantially all of Executive's business time, energy and efforts to the business of the Company (except as specifically provided for in Section 1.4 below), and will use Executive's best efforts and abilities faithfully and diligently to promote the business interests of the Company. For so long as Executive is employed hereunder, and for a period of six months thereafter (the "Non-Compete Period"), Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such business of the Company is now or hereafter conducted.

     1.4. Other Activities. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

          1.4.1 make and manage personal business investments of Executive's choice without consulting the Board;


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Vertex Energy, Inc. and Ben Cowart                                  Page 1 of 12

          1.4.2 serve in any capacity with any non-profit civic, educational or charitable organization; and

          1.4.3 spend up to a total of twenty (20) hours per month during Company work hours in fulfilling his duties as officer, director and/or manager of any of the private companies with whom Executive is currently affiliated, namely Vertex Energy, LP, VTX, Inc., Cross Road Carriers, Vertex Recovery, H&H Oil, Arrow, Cedar Marine Terminal, Vertex Residual Management, B&S Cowart, FLP, Vertex Green, LP and Vertex Processing, pursuant to Exhibit A.

     1.5. Board of Directors. Concurrently with the effectiveness of this Agreement, the Board has appointed Executive as a member of the Board, to serve until the next election of directors by the Company's shareholders. Thereafter, provided that Executive is still employed hereunder, the Board shall nominate Executive to be elected to serve on the Board at each meeting of the Company's shareholders held during the term of this Agreement to elect directors, consistent with the provisions of the Bylaws and Articles of Incorporation of the Company, as amended and in effect from time to time.

     1.6. Covenants of Executive.

          1.6.1 Best Efforts. Executive shall devote his best efforts to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

          1.6.2 Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

          1.6.3 Compliance. Executive shall use his best efforts to maintain the Company's compliance with all rules and regulations of the Securities and Exchange Commission ("SEC"), and reporting requirements for publicly traded companies, including, without limitation, overseeing and filing with the SEC all periodic reports the Company is required to file under the Exchange Act of 1934 (as amended, the "Exchange Act"). Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company's capital stock or other securities may be traded and any other applicable governmental entity, agency or organization. Without limiting the generality of the foregoing, Executive shall submit for pre-approval to the Audit Committee of the Board any proposed related-party transactions.

          1.6.4 Related Party Transactions Committee. Promptly following the date hereof, Executive agrees to cause the Company to form a "Related Party Transaction Committee" of the Board composed of at least two (2) Independent Directors (as defined below) of the Company. Such Related Party Transaction Committee shall be charged with reviewing and approving all of the Company's related party transactions or other transactions that might involve a conflict of interest. Executive agrees that he shall not enter into any related party transactions without obtaining the pre-approval of at least a majority of this Committee. For the purposes of this Agreement, an "Independent Director" means any director of the Company who does not beneficially own more than 5% of the outstanding voting shares of Company,


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Vertex Energy, Inc. and Ben Cowart                                  Page 2 of 12
is not employed by, or an officer or director of, the Company or any company with whom Executive is affiliated ("Cowart Party"), is not a director or manager of any Cowart Party, and is not a family member of the Executive.

                                   ARTICLE II.

                         COMPENSATION AND OTHER BENEFITS

     2.1. Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary ("Base Salary") of $190,000. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Base Salary shall be increased as determined by the Compensation Committee of the Board (the "Compensation Committee"), in its sole and absolute discretion.

     2.2. Bonus Compensation. For each year this Agreement is in effect, Executive will be eligible to earn a bonus in the sole discretion of the Compensation Committee.

     2.3. Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company's policies and procedures, in effect from time to time, with respect to travel, entertainment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

     2.4. Vacation. Executive will be entitled to 20 days of paid time-off (PTO) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall expire on December 31 of each year and shall not roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

     2.5. Other Benefits. Executive shall be entitled to participate in the Company's employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives.

     2.6. Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this Section 2 or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Executive's share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.


Executive Employment Agreement                                Initials ___ / ___
Vertex Energy, Inc. and Ben Cowart                                  Page 3 of 12

                                  ARTICLE III.

                            TERMINATION OF EMPLOYMENT

     3.1. Termination of Employment. Executive's employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

          3.1.1 upon the death of Executive;

          3.1.2 upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Compensation Committee, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

          3.1.3 on the five-year anniversary of the date hereof;

          3.1.4 upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

          3.1.5 upon delivery to Executive of written notice of termination by the Company for Cause;

          3.1.6 upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.6, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive's written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive's salary without Executive's Consent or fails to pay Executive any compensation due him; or

          3.1.7 upon delivery to Executive of written notice of termination by the Company without Cause.

     3.2. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          3.2.1 "Cause" shall mean, in the context of a basis for termination by the Company of Executive's employment with the Company, that:

          (i) Executive materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

          (ii) Executive commits any act of misappropriation of funds or embezzlement; or

          (iii) Executive commits any act of fraud; or

          (iv) Executive is indicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.


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

          3.2.2 "Good Reason" shall mean, in the context of a basis for termination by Executive of his employment with the Company (a) without Executive's consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of CEO of the Company, (b) there has been a material breach by the Company of a material term of this Agreement which continues uncured following thirty (30) days after such breach, or (c) Executive's compensation as set forth hereunder is reduced without Executive's consent, or the Company fails to pay to Executive any compensation due to him hereunder upon five (5) days written notice from Executive informing the Company of such failure.

     3.3. "Termination Date" shall mean the date on which Executive's employment with the Company hereunder is terminated

     3.4. Effect of Termination. In the event that Executive's employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

          3.4.1 If Executive's employment is terminated pursuant to Sections
3.1.1 (death), 3.1.2 (disability), 3.1.3 (five-year anniversary), 3.1.5 (by the Company for Cause), or 3.1.4 (without Cause by the Executive) Executive shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of Termination Date.

          3.4.2 If Executive's employment is terminated pursuant to Section
3.1.7 (without Cause by the Company) or by Executive pursuant to Section 3.1.6 (Good Reason), Executive shall be entitled to continue to receive the salary at the rate in effect upon the Termination Date of employment for six months following the Termination Date, payable in accordance with the Company's normal payroll practices and policies, as if Executive's employment had not terminated. Executive shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

          3.4.3 As a condition to Executive's right to receive any benefits pursuant to Section 3.4 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive's employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and (B) Executive must not breach any of his covenants and agreements under Section 1.3 and Article IV of this Agreement, which continue following the Termination Date.

          3.4.4 In the event of termination of Executive's employment pursuant to Section 3.1.5 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

          3.4.5 Upon termination of Executive's employment hereunder, or on demand by the Company during the term of this Agreement, Executive will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes,


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Vertex Energy, Inc. and Ben Cowart                                  Page 5 of 12
notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

          3.4.6 Executive also agrees to keep the Company advised of his home and business address for a period of three (3) years after termination of Executive's employment hereunder, so that the Company can contact Executive regarding his continuing obligations provided by this Agreement. In the event that Executive's employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive's new employer about his obligations under this Agreement.

     3.5. Consulting. During the period that Executive is receiving payments pursuant to subsection 3.4.2 above, Executive shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding projects and/or tasks as defined by the Board.

                                   ARTICLE IV.

   INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

     4.1. Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, "Inventions"), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

     4.2. Confidential/Trade Secret Information/Non-Disclosure.

          4.2.1 Confidential/Trade Secret Information Defined. During the course of Executive's employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term "Confidential/Trade Secret Information" is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company's subsidiaries. Executive and the Company agree that the term "Confidential/Trade Secret Information" includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other


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

information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive's employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

          4.2.2 Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his/her use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

          (i) Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive's job duties to the Company under this Agreement; and

          (ii) Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

          4.2.3 Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the six-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company's business with such customer during the last year of Executive's employment with the Company, or solicit, directly or indirectly, or encourage any of the Company's customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

     4.3. Non-Solicitation of Employees. Employee agrees that during the six-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company's employees for employment.

     4.4. Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company's business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company's customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company's employees for employment.


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

     4.5. Conflict of Interest. During Executive's employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

     4.6. Breach of Provisions. If Executive materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

     4.7. Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business

     4.8. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 4.2, 4.3 or 4.4 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                                   ARTICLE V.

                                   ARBITRATION

     5.1. Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to "Company" include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of the Company.

     5.2. Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Houston, Texas, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential


Executive Employment Agreement                                Initials ___ / ___
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

findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The losing Party in the arbitration hearing shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

                                   ARTICLE VI.

                                  MISCELLANEOUS

     6.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Executive may not assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

     6.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

          If to the Company:     Vertex Energy, Inc.
                                 1331 Gemini, Suite 103
                                 Houston, Texas 77058

                                 Telephone: ___________
                                 Facsimile: ___________
                                 Attention: _____________

          If to the Executive:   Ben Cowart
                                 2506 Deep Oak Court
                                 Houston, Texas 77059

                                 Telephone: ___________
                                 Facsimile: ___________
                                 Attention: _____________

     6.3. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

     6.4. Waiver. No waiver by a Party of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.


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

     6.5. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive's employment, express or implied, other than to the extent expressly provided for herein.

     6.6. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Compensation Committee.

     6.7. Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

     6.8. Attorneys' Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

     6.9. Captions. The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

     6.10. Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

     6.11. Survival. The termination of Executive's employment with the Company pursuant to the provisions of this Agreement shall not affect Executive's obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive's obligations under Article IV of this Agreement.

                            [Signature page follows]


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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


"COMPANY"                               VERTEX ENERGY, INC.,
                                        a Nevada corporation


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

"EXECUTIVE"
                                        ----------------------------------------
                                        Ben Cowart


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

                                    EXHIBIT A

As set forth in Section 1.4.3, and subject to the restrictions set forth in
Section 1.3 and elsewhere in this Agreement, Executive may spend up to a total of twenty (20) hours per month during Company work hours in fulfilling his duties as officer, director and/or manager of any of the private companies with whom Executive is currently affiliated, which activities may (subject to the provisions of Section 1.6.4) include the following:

     o Executive can serve as an officer, director or manager of any of the private companies with whom he is currently affiliated, including Vertex Energy, LP, VTX, Inc., Cross Road Carriers, Vertex Recovery, H&H Oil, Arrow, Cedar Marine Terminal, Vertex Residual Management, B&S Cowart, FLP, Vertex Green, LP or Vertex Processing (collectively, the "Affiliated Companies");

     o Executive may own an interest in or shares or membership units in any of the Affiliated Companies. Executive may earn a fee for providing services to the Affiliated Companies;

     o Through the Affiliated Companies, the Executive can operate in the collection generator business; buy, collect and transport and process used oil, crude oil, refined products, chemicals and oily water; and collect, recycle and process petroleum waste materials, such as, but not limited to, oily water, sludges, tank bottoms, and mixed hydrocarbon materials;

     o Vertex Recovery or its subsidiaries may sell feedstock to the Company on a fair market basis and receive a commission or fee based on such sales, as determined by a yet to be drafted agreement between Vertex Recovery and the Company;

     o Executive may market and source feedstock to the best markets through any of the Affiliated Companies;

     o Cedar Marine Terminal may license (pursuant to a royalty free, perpetual, and non-exclusive license) the rights to Demetalization Technology on terms agreeable to the Company and Cedar Marine Terminal. Cedar Marine Terminal may also charge the Company for terminalling and storage costs for the Company's products. Finally, Cedar Marine Terminal will enter into an agreement with the Company whereby the Company leases the land which its operations take place on, on terms to be mutually agreed to between the parties;

     o Cross Road Carriers may transport the Company's products from time to time, on substantially similar terms as Cross Road Carriers charges its other clients;

     o Any Affiliated Party may sell products, equipment or materials to the Company on terms mutually agreeable between the Company and such Affiliated Party;

     o Vertex Residual Management may contract with the Company or with Vertex LP on behalf of the Company to provide the Company environmental compliance, regulation and oversight services on terms mutually agreeable between the parties;

     o Vertex Green may focus on the development of renewable energy such as Biodiesel, which entity shall be outside of the Company; and

     o Any other actions, business transactions, agreements and undertakings which the Executive has received approval of from at least a majority of the Related Party Transaction Committee of the Board of Directors to enter into and/or undertake.


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

                                    EXHIBIT E

                     TERMS AND CONDITIONS OF CMT AGREEMENTS

                             THE SUBLEASE AGREEMENT

         This Sublease Agreement (referred to as the "Agreement" or the "Sublease") is made and entered into this ____ day of _______, 2008, by and between Cedar Marine Terminals, L.P. a Texas limited liability partnership (hereinafter referred to as "CMT," the "Lessee" or the "Sublessor"), Vertex Energy, Inc., a Nevada corporation (hereinafter referred to as "Vertex Nevada" or the "Sublessee"), and agreed to and consented by CP Terminal, LLC, a Texas limited liability company (hereinafter referred to as the "Lessor"). Collectively, all contracting entities are referred to as "Parties" to the Agreement. All references to Sections are references to sections in this Agreement unless otherwise provided herein.

         WHEREAS, on or about July 25, 1997, Lessor entered into a Lease Agreement by and between Lessor and TRW Trading, Inc., a Texas Corporation ("TRW" and the "Lease Agreement," attached as EXHIBIT 1), whereby Lessor agreed to rent and lease to TRW the land in Chambers County, Texas described in "Exhibit A" attached to the Lease Agreement (the "Land"), for a term of five (5) years from November 1, 1997;

         WHEREAS, subsequently, Lessor and TRW agreed to amend the Lease Agreement by entering into Amendment No. 1 to the Lease Agreement on or about February 22, 2002 (attached as EXHIBIT 2), whereby Lessor and TRW extended the Primary Term of the Lease Agreement such that it expires at 5:00 p.m., Central Standard Time, on February 28, 2017, on the terms and conditions of the Lease Agreement; Amendment No. 1 also modified the Base Rent (as defined therein), among other amendments described further in the agreement (from this point forward, Amendment No. 1 shall be incorporated with the defined term "Lease Agreement");

         WHEREAS, TRW executed an agreement conveying a mortgage on certain leasehold improvements on the Land to Liberty Bank of Arkansas ("LBA"); subsequently, LBA foreclosed on the mortgage (the "Foreclosure"), and Vertex Energy, L.P. purchased such leasehold improvements in a foreclosure sale;

         WHEREAS, in connection with the Foreclosure, TRW defaulted on the Lease Agreement, and Lessor continued to accept performance and substitution of LBA and subsequently Vertex Energy, L.P., and its affiliated company, Cedar Marine Terminals, L.P., to the terms and conditions of the Lease Agreement. On December 19, 2005, Lessor and CMT executed Amendment No. 2 Consent, Acknowledgement & Assignment of Lease (attached as EXHIBIT 3), whereby the parties consented to and acknowledged the Lease Agreement as effective and enforceable between Lessor and CMT (from this point forward, Amendment No. 2 shall be incorporated with the defined term "Lease Agreement");

         WHEREAS, on _________, 2008, CMT and Vertex Nevada entered into a Purchase and Sale Agreement (attached hereto as EXHIBIT 4), whereby Vertex Nevada agreed to purchase and CMT agreed to sell, effective on the Closing, as defined in Section 2 below, certain equipment described in "Schedule A" (the "Equipment") of the Purchase and Sale Agreement (the "Purchase Agreement"), with such Equipment being located on the Land;

                                  Page 1 of 12
                               Sublease Agreement

         WHEREAS, Vertex Nevada desires to sublease a portion of the Land from CMT and CMT desires to sublease a portion of the Land to Vertex Nevada;

         WHEREAS, the parties desire to enter into this Sublease Agreement to provide for the leasing by CMT to Vertex Nevada of a portion of the Land which sits on the Terminal (the "Terminal") on the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1. SUBLEASED PREMISES.

              (a) RIGHTS OF USE. CMT hereby leases to Vertex Nevada and Vertex Nevada hereby leases from CMT a portion of the Land (the "Subleased Premises"), as depicted on EXHIBIT 5 attached hereto and made a part hereof. Except for the environmental warranty and indemnity set forth in Section (b) below, Vertex Nevada waives any and all warranties, including any implied warranty of suitability or fitness for any particular purpose in connection with the Land. This Sublease also includes the right of Vertex Nevada to use the common areas, including roadways, access rights to the Subleased Premises, and parking. Vertex Nevada shall use the Land for manufacturing Marine Diesel, Vacuum Gas Oil, Alternative Fuels or any other products, consistent with Vertex Nevada's current business plans, which Vertex Nevada may choose to manufacture in the future which the facility is permitted for and designed for (the "Product") in connection with Vertex Nevada's operations, and such other related and ancillary uses as are appropriate in connection with this use.

              (b) ENVIRONMENTAL ISSUES. CMT agrees that Vertex Nevada is not accepting any risks associated with the condition of the Land prior to the execution of this Sublease or resulting from the acts or omissions of other parties (including CMT) other than Vertex Nevada, after the execution of this Sublease. To the best of its knowledge, CMT represents and warrants to Vertex Nevada that there are no hazardous materials in existence on, under or about the Land in violation of any environmental laws, and CMT shall indemnify, defend with counsel reasonably acceptable to Vertex Nevada, and hold Vertex Nevada, its successors, and assigns, free and harmless from any and all liabilities, damages, claims, penalties, fines, settlements, causes of action, costs or expenses including reasonable attorneys' fees, environmental consultant and


                                  Page 2 of 12
                               Sublease Agreement
              laboratory fees and the costs and expenses of investigating and defending any claim or proceeding resulting from or attributed to the presence of or liability in connection with any hazardous materials which are present on the Land, including claims of disposal or release of hazardous materials, personal injury arising out of the hazardous materials, lawsuits or administrative actions, and violations of environmental laws (collectively, "Claims") (i) prior to the execution of this Sublease, or (ii) after the execution of this Sublease as a result of acts or omissions by parties (including CMT) other than Vertex Nevada. Vertex Nevada agrees that Vertex Nevada will be responsible for any and all liabilities associated with any hazardous materials which result from the conduct of Vertex Nevada and/or any party which is engaged by or takes action on behalf of or at the request of Vertex Nevada. Vertex Nevada shall indemnify, defend with counsel reasonably acceptable to CMT, and hold CMT, its successors, and assigns, free and harmless from any and all Claims resulting from or attributed to the conduct of Vertex Nevada and/or any party which is engaged by or takes action on behalf of or at the request of Vertex Nevada after the execution of this Sublease. The environmental indemnities set forth in this Section 1(b) shall survive the termination of this Sublease.

2. TERM. The term of this Sublease (the "Term") shall commence at the closing of the Agreement and Plan of Merger by and Between World Waste Technologies, Inc., Vertex Nevada, LP, Vertex Nevada, Inc., Vertex Merger Sub, Inc., and Ben Cowart (the "Closing"). If the Closing has not occurred by December 31, 2008, this Sublease shall terminate and be of no further force or effect. Subject to extensions and early terminations as set forth in this Section 2, this Sublease shall terminate on February 28, 2017, the date of termination of the Lease Agreement, unless such Lease Agreement is extended, at which point Vertex Nevada may, at its option, extend this Sublease on mutually agreeable terms, through the date on which the extended Lease Agreement expires (the "Term"). This Sublease may also be terminated by the mutual consent of the Parties at any time, or by either party at any time if the Purchase and Sale Agreement is terminated, or by either Party, upon delivering thirty days prior written notice of a material breach of a term of this Sublease by the other Party, in which event this Sublease shall terminate on the thirtieth day after delivery of the notice if the breach has not been cured within such thirty (30) day period; provided, however, that if the cure reasonably requires more than thirty (30) days, the breaching party shall have the right to continue to cure the breach and maintain this Sublease in effect until the cure is complete if the breaching party has commenced the cure within the 30 day period and diligently continues to cure the breach, which cure period shall in no event exceed 90 days.

3. RENT. Commencing on the first day of the first month that occurs 90 days after the Closing, Vertex Nevada shall pay monthly rent to CMT in the amount of $1 per month (the "Rent"), which Rent shall be payable monthly in arrears for each month covered under the Term of this Agreement. In addition, Vertex Nevada may rent additional tanks and/or tank space from time to time from CMT at the then current market rate of such rental, as is then charged to other parties and as mutually agreed between the Parties, which rental cost shall be in addition


                                  Page 3 of 12
                               Sublease Agreement
to the Rent provided under this Sublease. The Rent shall increase to $4,500 per month the month following the date during which Vertex Nevada starts any construction activities on the Land in connection with its planned Products; provided however, that the Rent shall remain at $1 per month during any period in which Vertex Nevada and CMT are party to an Operating Agreement pursuant to which CMT will serve as operator of the Land. Vertex Nevada and CMT agree to use their best efforts to mutually agree on an Operating Agreement prior to Closing.

4. FEES. Commencing on the first day of the first month that occurs 90 days after the Closing, Vertex Nevada shall also pay an additional amount of consideration each quarter (the "Fees") equal to Vertex Nevada's pro-rata amount of additional fees paid by CMT to the Lessor. CMT shall submit to Vertex Nevada in writing a statement showing the Fees, and Vertex Nevada shall pay the Fees not more than fifteen (15) days after receipt of notice of such Fees from CMT. For purposes of payment of the Fees, Vertex Nevada's pro-rata share shall be a fraction, the numerator of which is the square footage of the Subleased Premises and the denominator of which is the square footage of the Land.

5. UTILITY COSTS. Commencing on the first day of the first month that occurs 90 days after the Closing, Vertex Nevada shall pay all charges (pro rata) to CMT for gas, electricity, light, heat, air conditioning, power, telephones and other communication services, and all other utilities and similar services such as additional labor for security, cleaning maintenance, mowing and janitorial cost rendered or supplied to Vertex Nevada by CMT, including all water charges, sewer service charges or other similar charges levied or charged against, or in connection with this Agreement (collectively, the "Utility Costs"). Such payments shall be made monthly in arrears, within fifteen (15) days of Vertex Nevada's receipt of any bills detailing such charges.

6. CLEANING AND WASTE WATER. Cleaning upon Termination: In the event that Vertex Nevada operates a reactor or similar technology on the Subleased Premises ("Operations"), Vertex Nevada agrees, at the end of the Lease Agreement, to return the Subleased Premises in the same condition as originally received, normal wear and tear excepted.

7. COMPLIANCE.

         (a) COMPLIANCE BY CMT. CMT shall furnish, operate and maintain the Terminal and provide services to Vertex Nevada in accordance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations (including, without limitation, all environmental, health and safety laws, statutes, ordinances, rules and regulations) and in accordance with generally accepted industry operating method and practices.

         (b) COMPLIANCE BY VERTEX NEVADA. Vertex Nevada shall comply with all applicable federal, state and local laws, statutes, ordinances, rules and regulations (including, without limitation, all environmental laws, health and safety laws, statutes, ordinances, rules and regulations) with respect to Vertex Nevada's use of the Terminal. In addition,


                                  Page 4 of 12
                               Sublease Agreement

         Vertex Nevada shall comply with, and shall ensure that its employees, agents, contractors, and representatives comply with all of CMT's published rules and regulations applicable to the Terminal. Furnishing such rules and regulations in a written form to Vertex Nevada shall be sufficient notice of Vertex Nevada's obligation to abide by same.

         (c) EPA AND OSHA REGULATIONS COMPLIANCE. Vertex Nevada and CMT agree to comply with all federal and state environmental regulations promulgated by all applicable federal and state agencies, and all federal and state safety, health and occupational regulation. Specifically, but not limited to, the requirements to adhere to federal OSHA regulations as presently in effect, related to hazardous materials such as all liquid products, oils, or chemicals, which possess a hazardous characteristic of being an irritant, flammable liquid, or combustible liquid. Therefore, in accordance with OSHA Regulations, appropriate Material Safety Data Sheet(s) ("MSDS") must be provided by the party managing the Equipment before any Marine Diesel, Vacuum Gas Oil and Alternative Fuels (the "Product") are received and brought into the Terminal. If Vertex Nevada's Product changes in its physical nature due to blending, mixing, or any other cause, Vertex Nevada is required by OSHA to submit to CMT an updated MSDS. Vertex Nevada covenants and agrees to provide such MSDS pursuant to, and in accordance with, such rules and regulation and any rules and regulations subsequently adopted. It is the responsibility of the party managing and operating the Equipment to provide customers or end-users with an appropriate MSDS with all shipments from and within the Terminal as required by OSHA Regulations.

         (d) REGULATORY COMPLIANCE. Governmental or regulatory bodies may cause Vertex Nevada to incur additional expenses to (a) make additions or modifications to Tanks or other Equipment at the Terminal, (b) change methods of operation to comply with laws and governmental regulations,
         (c) implement testing or verification programs, (d) implement the conditions of any permits or discharge into the environment or with federal security regulations, or (e) maintain security measures (expenses arising from the above described events, (i.e., (a) - (e) in this section, are hereinafter referred to as "Compliance Costs"). In such event, Vertex Nevada will be responsible for all Compliance Costs. Compliance Costs shall include the actual or pro rata cost of additional expenses, charges or additions (including engineering and overhead expense) which are attributable to Vertex Nevada's leased portion of the Land and subsequent direct and indirect costs, as may be escalated, of operating and maintaining such charges or additions, including the cost of changes in staffing for operations at the Terminal. Vertex Nevada will be responsible for all Compliance Costs. Upon notice from CMT to Vertex Nevada to pay the Compliance Costs, Vertex Nevada must elect to pay Compliance Costs.


                                  Page 5 of 12
                               Sublease Agreement

         (e) U.S. COAST GUARD AND DEPARTMENT OF HOMELAND SECURITY. All Parties to this Agreement recognize that the Terminal is under the jurisdiction of the U.S. Department of Homeland Security, and therefore, the direct control and authority of the U.S. Coast Guard. Security procedures, measures and practices shall be implemented and complied with by all Parties to this Agreement. CMT shall have the authority to exclude and prevent access to the Terminal of those persons who fail to meet identification requirements, or who in the judgment of CMT, pose a threat to safety and security of the entire premises. Vertex Nevada also agrees to assist CMT and to follow the specific regulatory requirements of the U.S. Coast Guard and the specific security regulations of the U.S. Department of Homeland Security in obtaining execution of such access from third parties which could violate any present or future requirements of Governmental Authority.

         (f) FORCE MAJEURE. Neither Party shall be liable for evaporation, shrinkage, line loss, clingage, discoloration, contamination, damage to, or destruction of, any product or property, or for any delay or non-performance, to the extent any of the foregoing is caused by any cause not within the control of said Party, including without limitation, any act of God or of a public enemy, acts of terrorism, tropical storms and hurricanes, non-availability of machinery, embargos, congestions or interventions, or failure or delay of manufacturers or suppliers to deliver same, except that obligations to make payments shall not be excused by any such event. CMT shall in no event be liable for loss of, or damage to, any product or property of Vertex Nevada except when caused by CMT's failure to use reasonable care in the safekeeping and handling of any product or property of Vertex Nevada. Notwithstanding the foregoing, the failure by either Party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control and therefore not an event of Force Majeure, if such failure results from breakdown, or failure of, or accident to, storage tanks, facility pipelines, dock or docks, machinery and equipment, or other property, or the partial, or entire extraordinary failure thereof, or the necessity to make repairs, or alterations thereto, which result from (i) normal wear and tear which would be reasonably anticipated by a prudent operator, or in circumstances where a reasonably prudent operator would have standby equipment, or spare parts, or (ii) the lack of the proper operation, maintenance, quality control, design, engineering and/or procurement of such storage tanks, facility pipelines, dock or docks, machinery and equipment, or other property. If a Force Majeure condition persists for a period of thirty consecutive days, then either Party may terminate the Agreement on five
         (5) days prior written notice to the other.

         (g) WRITTEN NOTICE. If either Party is unable to perform under this Agreement as a result of Force Majeure, the Party will provide the other party with written notice of such inability to perform as soon as practicable after the occurrence of the event causing such inability and describing in reasonable detail the nature of the event constituting Force Majeure.


                                  Page 6 of 12
                               Sublease Agreement

8.  IMPROVEMENTS.

         (a) Vertex Nevada will notify and provide CMT advanced written notice for the approval to relocate, upgrade, and replace any property on the Land and any and all new construction on the Land will be in accordance with the plans and specifications to be stamped by a Texas licensed engineer chosen by Vertex Nevada and approved by CMT (which approval shall not be unreasonably withheld). Vertex Nevada will meet the compliance requirements of any permits of CMT in connection with the Terminal.

         (b) The construction of all such improvements on the Land (i.e., tanks, transport lines, machinery and equipment or any other integral personal property directly or indirectly associated with the process of refining raw materials into Marine Diesel, Vacuum Gas Oil, or other similar finished products, the "Improvements") shall be constructed at Vertex Nevada's cost, under the approval of CMT by Vertex Nevada. Upon termination of the Contract, such Improvements shall become the property of Vertex Nevada. Upon the termination of this Contract, Vertex Nevada will have ninety (90) days to remove such Improvements. If the Improvements are not removed from the Terminal within ninety
         (90) days of the date of the termination of this Agreement, such Improvements shall become the property of CMT.

9. INSURANCE CARRIED BY VERTEX NEVADA AND CMT. (a) The Parties covenant and agree that from and after the Closing of this Agreement, each Party will carry and maintain, at its sole cost and expense, the insurance set forth in paragraphs (i), (ii), (iii), and (iv).

         (i) COMMERCIAL GENERAL LIABILITY. Insurance coverage including personal injury, bodily injury, property damage, operations hazard and contractual liability, such insurance to insure both the insured and the other Party, as an additional insured, and to afford protection to the limit of not less than $2,000,000.00, combined single limit, in respect to injury or death to any number of persons and all property damage arising out of any one (1) occurrence.

         (ii) PROPERTY Insurance on an all risk, full replacement cost basis (including coverage against fire, wind, tornado, malicious mischief and flood) covering the Equipment, all improvements on the Land and all Facilities. Each such policy will be written in the names of the insured, the other Party and any other parties reasonably designated by the other Party from time to time, as their respective interests may appear. Each Party's policy shall include a waiver of subrogation.


                                  Page 7 of 12
                               Sublease Agreement

         (iii) EMPLOYER'S LIABILITY INSURANCE. Employer's liability insurance, including co-employee coverage, in an amount not less than $1,000,000.00.

         (iv) ADDITIONAL INSURANCE. Any other form of insurance or any increase, change or endorsement to the insurance required herein as any mortgagee of CMT may request or as CMT may request, provided additional coverage required at the request of CMT shall be limited to such forms and changes as customarily required for industrial properties in Chambers County, Texas.

10. DEFAULT AND REMEDIES.

         (a) DEFAULT. Each of the following shall be deemed a "Default" hereunder and a material breach of this Agreement:

                  (i) Whenever Vertex Nevada shall fail to pay any installment of Rent, Costs, or Utility Costs to CMT on the date upon which the same is due to be paid, and such default shall continue for five (5) days after Vertex Nevada shall have been given written notice specifying same; provided, however, that CMT shall not be obligated to give, and Vertex Nevada shall not be entitled to receive, more than two (2) such notices in any twelve (12) month period and at any time during any twelve
                  (12) month period when at least two (2) such notices have been given, a "Default" shall occur if any such default continues for five (5) days after the due date, regardless of notice;

                  (ii) Whenever either Party shall fail to keep, perform, or observe any of the covenants, agreements, terms, or provisions contained in this Agreement that are to be kept or performed by such Party (other than with respect to payments of Rent, Costs, or Utility Costs by Vertex Nevada) and the breaching Party shall fail to commence and take such steps as are necessary to remedy the same within thirty (30) days after delivery of written notice by the other Party specifying the same, or having so commenced, shall thereafter fail to proceed diligently and with continuity to remedy the same as soon as practicable;

                  (iii) Whenever an involuntary petition shall be filed against a Party under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import or whenever a receiver of a Party, or of all or substantially all of the property of a Party, shall be appointed without acquiescence, and such petition or appointment is not discharged or stayed within sixty (60) days after the happening of such event; or


                                  Page 8 of 12
                               Sublease Agreement

                  (iv) Whenever a Party shall make an assignment of its property for the benefit of creditors or shall file a voluntary petition under, any bankruptcy or insolvency law, or seek relief under any other law for the benefit of debtors.

         (b) REMEDIES. If a Default occurs, then either Party may at any time after the notice and cure period has expired, and prior to the curing thereof, terminate this Agreement by giving the breaching Party written notice thereof, in which event this Agreement shall terminate, and the leasehold estate hereby created and all interest of Vertex Nevada and all parties claiming by, through, or under Vertex Nevada shall automatically terminate upon the effective date of such notice; and CMT, its agents or representatives, shall have the right, without further demand or notice, to reenter and take possession of the Land and remove all persons and property therefrom with or without process of law, without being deemed guilty of any manner of trespass; provided, however, that if the Purchase Price for the Equipment, as described in the Purchase Agreement, has been paid in full, Vertex Nevada shall have the right to retain sole ownership of the Equipment and remove the Equipment and any Improvements (as defined therein). If this Agreement is so terminated, each Party shall have the rights against the other Party as are available under law and equity. Nothing set forth herein negates any Party's obligation to indemnify the other Party on the terms set forth herein, regardless of any termination of this Agreement.

11. CONSENT OF LESSOR. Lessor agrees that by signing below, Lessor agrees to and consents to the terms and conditions of this Agreement and the sublease of the Subleased Premises by CMT to Vertex Nevada.

12. AGREEMENT SUBORDINATE TO LEASE AGREEMENT. This Sublease is and shall be at all times subject and subordinate to the Lease Agreement. CMT agrees to maintain the Lease Agreement in full force and effect, including without limitation performance of CMT's obligations for payment of rental thereunder, during the entire Term of this Sublease, subject, however, to any earlier termination of the Lease Agreement without the fault of the CMT. CMT represents to Vertex Nevada that the Lease Agreement is in full force and effect and that there are no uncured defaults by CMT or Lessor thereunder.

13. MISCELLANEOUS.

         (a) MODIFICATION. This Agreement shall not be modified, amended, or changed, except by written instrument executed by the duly authorized officers, or representatives, of the Parties hereto. If any law, rule, or regulation, is adopted, or rescinded, CMT and Vertex Nevada agree to comply with such law, rule, or regulation.


                                  Page 9 of 12
                               Sublease Agreement

         (b) NOTICES. Any notice required or permitted hereunder by one Party, to the other, shall be in writing and the same shall be given, and shall be deemed to be served, and given upon delivery, if delivered in person to the address set for hereinafter for the Party to whom the notice is given, or if placed in the United States mail, postage prepaid, registered or certified mail, address to the party at the address hereinafter specified or if sent by reputable overnight courier. The address for Vertex Nevada shall be:

                                                 Vertex Energy


                                                 ---------------------

                                                 ---------------------

                                                 ---------------------


                                                The address for CMT shall be:

                                                Cedar Marine Terminal, L.P.
                                                Attn:
                                                200 Atlantic Pipe Line Rd.
                                                Baytown, Texas 77520


         (c) INVALID OR ILLEGAL PROVISIONS. If any section or provision of this Agreement shall be determined to be invalid by applicable law, then that provision shall be limited to the extent necessary to make it enforceable, or if necessary, deleted, and all remaining provisions of this Agreement shall remain in full force and effect.

         (d) NON-WAIVER. The failure of a Party hereunder to assert a right, or enforce an obligation of the other Party, shall not be deemed a waiver of that right, or obligation, in the event that right, or obligation, becomes effective, or is asserted thereinafter.

         (e) CONTROLLING LAW. This Agreement shall be deemed to have been entered into the State of Texas, and the laws of the State of Texas, and Chambers County, (without giving effect to any principles of conflicts of law) shall be applicable in the construction of the terms, and provisions hereof, and in determining the rights and obligations of the Parties hereunder.

         (f) ENTIRE AGREEMENT. The Agreement constitutes the entire agreement of the parties regarding the matters contemplated herein, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith. No covenant, representations, or conditions, which are not expressed in the Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.


                                  Page 10 of 12
                               Sublease Agreement

         (g) INDEMNIFICATION. CMT shall indemnify, hold harmless and defend Vertex Nevada, its officers, directors, employees and agents from such civil penalties, claims and causes of action (including cost of defense, settlement, and reasonable attorney fees and costs of witnesses and experts) as may be brought on account of death or bodily injury to any person; destruction, or damage, to any property; injury to, destruction of, or loss of, natural resources; or any violation of federal or state law, regulation, or municipal ordinance, which result from, or arise out of the actions or omissions of CMT, its officers, directors, contractors, employees, invitees or anyone else taking action, or who took action on behalf of or at the request of CMT. This indemnification shall survive the termination of this Sublease.

         Vertex Nevada shall indemnify, hold harmless and defend CMT, its officers, directors, employees, and agents from such civil penalties, claims and causes of action (including cost of defense, settlement, and reasonable attorney fees and costs of witnesses and experts) as may be brought on account of death, or bodily injury, to any person; destruction or damage to any property; injury to, destruction of, or loss of natural resources; or any violation of federal or state law, regulation or municipal ordinance, which result from, or arise out of the actions or omissions of Vertex Nevada, its officers, directors, contractors, employees, invitees or anyone else taking action, or who took action on behalf of or at the request of Vertex Nevada. This indemnification shall survive the termination of this Sublease.

         (h) SIGNS. No signs of any kind or nature, symbol or identifying mark shall be put on the Tanks, staircases, entrances, parking areas or upon the doors or walls, whether plate glass or otherwise, within areas so as to be visible from the public areas without prior written approval of CMT.

         (i) EFFECT OF FACSIMILE AND PHOTOCOPIED SIGNATURES. This Agreement may be executed in several counterparts, each of which constitutes an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.


                                  Page 11 of 12
                               Sublease Agreement

EXECUTED and effective this ______day of ______, 2008.

                                 "CMT"

                                 CEDAR MARINE TERMINALS, L.P.
                                 ----------------------------
                                 A Texas limited liability partnership

                                 By:_____________________________
                                 Its:_____________________________
                                 Printed Name:_____________________________


                                 "VERTEX NEVADA"

                                 VERTEX ENERGY, INC.
                                 -------------------
                                 A Nevada corporation

                                 By:_____________________________
                                 Its:_____________________________
                                 Printed Name:_____________________________

AGREED TO AND CONSENT BY:

"LESSOR"

CP TERMINAL, LLC
----------------
A Texas limited liability company

By:_____________________________
Its:_____________________________
Printed Name:_____________________________


                                  Page 12 of 12
                               Sublease Agreement

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         This Purchase and Sale Agreement (referred to as the "Agreement" or "Contract") is made and entered into this ____ day of _______, 2008, by and between Cedar Marine Terminals, L.P. a Texas limited partnership (hereinafter referred to as "CMT" or the "Seller") and Vertex Energy, Inc., a Nevada corporation (hereinafter referred to as "Vertex Nevada" or the "Buyer"). Collectively, both contracting entities are referred to as "Parties" to the Contract. All references to Sections are references to sections in this Agreement unless otherwise provided herein.

         WHEREAS, CMT currently owns equipment which is located on a processing unit at CMT's leased Terminal Storage and Process Facilities at the Cedar Marine Terminal Facilities, 200 Atlantic Pipe Line Road, Baytown, Chamber County, Texas, 77520; located at the entrance of Cedar Bayou (hereinafter referred to as the "Terminal");

         WHEREAS, Vertex Nevada desires to purchase certain of the equipment from CMT, which equipment is set forth on SCHEDULE A, and encompassed within
Item 17 of the attached Plot Plan, included in SCHEDULE A (the "Equipment") and CMT wishes to sell the Equipment to Vertex Nevada on the terms and conditions set forth below;

         WHEREAS, the Equipment will be used by Vertex Nevada in processing of used oil to diesel in its planned Oil Process #1 ("OP#1");

         WHEREAS, the Parties hereby enter into a mutually beneficial, binding, and enforceable Agreement; and

         NOW THEREFORE, the Parties further agree to the conditions and terms for the sale and purchase of the Equipment as follows:

                       I. PURCHASE AND SALE OF EQUIPMENT
                          ------------------------------

         1.1 PURCHASED EQUIPMENT. Subject to the terms and conditions herein set forth, the Buyer shall purchase and the Seller shall sell and transfer to the Buyer the Equipment (as set forth in SCHEDULE A). At the time of the transfer of title of the Equipment to the Buyer, the Equipment shall be free and clear of all liens, claims, and encumbrances, and Buyer shall obtain good and marketable title to the Equipment. A Bill of Sale, in form reasonably acceptable to Buyer and Seller, shall be used to convey title to the Equipment. Buyer acknowledges that, as of the date of the execution of this Agreement, there are Security Interests (defined below) on the Equipment as well as a lien on the Equipment in connection with certain litigation against the Seller, described as WPS, Inc. v. TRW Trading, Inc., and Vertex Energy, L.P., Case # 21,507 in the District Court, # 344th Judicial District, Chambers County, Texas (the "Lawsuit").


                                  Page 1 of 11
                           Purchase and Sale Agreement

         1.2 SECURITY INTERESTS. Vertex Nevada acknowledges that CMT has advised Vertex Nevada that there are certain Security Interests held by a third party lender (the "Lender") on all or nearly all of the equipment and facilities located at the Terminal, including the Equipment being sold to Vertex Nevada hereunder. The Lender has filed various UCC statements to evidence its security interest in the equipment and facilities, including the Equipment (the "Security Interests"), which Security Interests will be partially reconveyed as provided below. CMT shall make payments to the Lender prior to delinquency, as required under the contracts or agreements between CMT and the Lender, and will insure compliance with all terms of the contracts between CMT and the Lender. CMT's payments to the Lender shall not be contingent upon receipt of all or any portion of the Purchase Price payable by Vertex Nevada to CMT.

         1.3 CLOSING. The purchase and sale of the Equipment described herein is being made in connection with the closing of the Agreement and Plan of Merger by and Between World Waste Technologies, Inc., Vertex Nevada, LP, Vertex Nevada, Inc., Vertex Merger Sub, Inc., and Ben Cowart (the "Closing"). If the Closing has not occurred by December 31, 2008, this Agreement shall terminate and be of no further force or effect. It is a condition to the Closing that Vertex Nevada receive a written agreement from the Lender stating that, upon CMT's receipt of One Million Dollars ($1,000,000) ("the Security Release Amount") from Vertex Nevada, which funds are payable as described in Section 2.1 below, the Lender shall release its Security Interests in the Equipment and file UCC statements reconveying its Security Interests in the Equipment.

                               II. PURCHASE PRICE
                                   --------------

         2.1 PURCHASE PRICE. (a) The purchase price for the Equipment shall be One Million Five Hundred Thousand Dollars ($1,500,000) (the "Purchase Price").

         (b) The Purchase Price shall be payable on an installment basis, whereby after the end of each fiscal quarter of the Buyer, the Buyer will make a payment to Seller (the "Quarterly Payment"), within forty-five (45) days of the end of said quarter. The Quarterly Payment shall be equal to the Buyer's Net Profits from operations for the preceding fiscal quarter, if any; not to exceed Two Hundred Fifty Thousand Dollars ($250,000). The Quarterly Payments shall continue until such time as the Purchase Price is paid in full. For the purposes of this Agreement, "Net Profits" shall be defined as the Buyer's total revenues from OP#1 for any fiscal quarter minus the Buyer's total expenses (including, but not limited to cost of sales and general and administrative expenses) for that fiscal quarter in connection with the operations of OP#1.


                                  Page 2 of 11
                           Purchase and Sale Agreement

         (c) CMT agrees, and, prior to the Closing will have written agreement that the Lender agrees, that the Lender will release its Security Interests on the Equipment immediately after the Security Release Amount has been paid by Vertex Nevada to CMT. At the time that the Security Release Amount has been paid to CMT, title to the Equipment, free and clear of all liens, claims, and encumbrances, and with good and marketable title, shall pass to Vertex Nevada, and CMT shall deliver a Bill of Sale to Vertex Nevada evidencing the sale of the Equipment.

         (d) Buyer shall not be in default hereunder if there are no Buyer's Net Profits for any fiscal quarter or number of fiscal quarters; provided, however, that the Seller shall have the right to terminate this Agreement with thirty days prior written notice to Buyer, if (1) there are no Net Profits for any quarter following the first twenty fiscal quarters after the Closing (i.e., a period of five years); or (2) at any time (whether before or after five years have elapsed), if the Buyer's Board of Directors has provided the Seller with written notice of its intent not to move forward with OP#1. In such event, Seller's only right shall be the termination of this Agreement, and Buyer shall have no other liability or obligation to Seller and Seller shall retain any payments provided to Seller by Buyer as of the date of the termination of this Agreement. Buyer shall have the right to terminate this Agreement, without liability or obligation to Seller, if Buyer does not achieve Buyer's Net Profits reasonably satisfactory to Buyer.

                        III. EQUIPMENT AND IMPROVEMENTS
                             --------------------------

         3.1 GENERAL. CMT currently has a lease agreement with CP Terminal, LLC (the "Lease Agreement," attached as SCHEDULE B) for the land on which the Equipment now sits (the "Land"). Concurrently with the execution of this Agreement, CMT and Vertex Nevada will sign a Sublease Agreement (the "Sublease") pursuant to which CMT will sublease to Vertex Nevada certain premises on the Land. CMT will provide Vertex Nevada use of the Land until such time as the Sublease is approved by CP Terminal, LLC.

         3.2 PROCESS UNIT.

         (a) The process Equipment sold by CMT to Vertex Nevada shall be listed on SCHEDULE A and designated within Item 17 on the Plot Plan attached hereto along with SCHEDULE A.

          (b) Prior to the payment in full of the Purchase Price, Vertex Nevada will notify and provide CMT advanced written notice for the approval to relocate any Equipment. After payment in full of the Purchase Price, Vertex Nevada will have the right to relocate any Equipment at its sole discretion after providing CMT with reasonable notice. Vertex Nevada shall have the right, with prior consent from CMT, which consent shall not be unreasonably withheld, to upgrade, improve, modify, and replace the Equipment. All improvements, upgrades, modifications, replacements to the Equipment (collectively, the "Improvements") shall be made at the sole cost of Vertex Nevada, and shall be the sole property


                                  Page 3 of 11
                           Purchase and Sale Agreement
of Vertex Nevada. All trade secrets, patents, copyrights, and other intellectual property related to the Improvements shall be the sole property of Vertex Nevada. Vertex Nevada will have ninety (90) days following the termination of this Agreement to remove the Improvements and, if the Purchase Price has been paid, its Equipment from the Land.

         (c) Vertex Nevada accepts the Equipment in its current condition, as-is, with all faults, and without any warranty, express or implied of merchantability or fitness for any particular purpose to the Equipment. The operation and maintenance of all such Equipment shall be the sole responsibility of Vertex Nevada.

         (d) Vertex Nevada will follow all applicable laws, licenses, permits, and authorizations that are specific to the Equipment and the Improvements. The Equipment shall at all times be the property of CMT until such time as the Security Release Amount is paid at which time the Equipment shall be the property of Vertex Nevada. Any Improvements shall at all times be the property of Vertex Nevada. The Improvements may be relocated and taken off the Land at any time, with the prior consent of CMT, which consent shall not be unreasonably withheld. Vertex Nevada may only remove and replace the Equipment on the terms set forth in Section 3.2(b) above.

                                  IV. INSURANCE
                                      ---------

         4.1 INSURANCE CARRIED BY VERTEX NEVADA. (a) Vertex Nevada will carry and maintain, at its sole cost and expense, the insurance set forth below:

         PROPERTY insurance on an all risk, full replacement cost basis (including coverage against fire, wind, tornado, malicious mischief and flood) covering the Equipment and all Improvements to the Equipment.

                               V. CONFIDENTIALITY
                                  ---------------

         5.1  CONFIDENTIALITY.

              (a) Definition. "Proprietary Information" shall mean all non-public information disclosed in writing, diagrams, computers, emails, or any other form or medium by Vertex Nevada or its employees, agents, consultants, attorneys and other representatives to CMT related to the Equipment or the Improvements.

              (b) Obligations of Confidentiality. CMT shall keep secret, retain in strictest confidence and prevent the unauthorized duplication, use and disclosure of all Proprietary Information. Proprietary Information shall be used and duplicated (as is reasonably required) only for the purpose of this Agreement. CMT shall not disclose Proprietary


                                  Page 4 of 11
                           Purchase and Sale Agreement

                   Information to third parties unless that disclosure is required by law or expressly authorized by Vertex Nevada. CMT shall, upon demand, return to Vertex Nevada any and all documents, papers and materials and notes thereon, including copies or reproductions thereof, that contain any Proprietary Information.

              (c) Exceptions. Proprietary Information does not include information that is or becomes publicly available without breach of this Agreement by the CMT; is rightfully already known to CMT or is independently developed by CMT; is released in response to a subpoena, court order or other legal process and is not subject to a protective order; provided, that if disclosure is purportedly required by law, the CMT will, at the request and expense of Vertex Nevada, take all reasonable, legal steps to oppose such disclosure.

              (d) Remedies. CMT acknowledges and agrees that a breach or threatened breach of Section 5 of this Agreement will result in irreparable and continuing damage to the Vertex Nevada for which there will be no fully adequate remedy at law, and Vertex Nevada shall be entitled to injunctive relief, a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate) without the need to post a bond or other security, and without the need to prove damages. Nothing herein shall prohibit Vertex Nevada from pursuing any other available remedy it may have against CMT for any breach of its obligations hereunder, including the recovery of damages.


                                VI. MISCELLANEOUS
                                    -------------


         6. MISCELLANEOUS.


         (a) MODIFICATION. This Agreement shall not be modified, amended, or changed, except by written instrument executed by the duly authorized officers, or representatives, of the Parties hereto. If any law, rule, or regulation, is adopted, or rescinded, CMT and Vertex Nevada agree to comply with such law, rule, or regulation.

         (b) NOTICES. Any notice required or permitted hereunder by one Party, to the other, shall be in writing and the same shall be given, and shall be deemed to be served, and given upon delivery, if delivered in person to the address set for hereinafter for the Party to whom the notice is given, or if placed in the United States mail, postage prepaid, registered or certified mail, address to the party at the address hereinafter specified or if sent by reputable overnight courier. The address for Vertex Nevada shall be:


                                  Page 5 of 11
                           Purchase and Sale Agreement

                                        Vertex Nevada


                                        ---------------------

                                        ---------------------

                                        ---------------------

                                        The address for CMT shall be:

                                        Cedar Marine Terminal, L.P.
                                        Attn:
                                        200 Atlantic Pipe Line Rd.
                                        Baytown, Texas   77520


         (c) INVALID OR ILLEGAL PROVISIONS. If any section or provision of this Agreement shall be determined to be invalid by applicable law, then that provision shall be limited to the extent necessary to make it enforceable, or if necessary, deleted, and all remaining provisions of this Agreement shall remain in full force and effect.

         (d) NON-WAIVER. The failure of a Party hereunder to assert a right, or enforce an obligation of the other Party, shall not be deemed a waiver of that right, or obligation, in the event that right, or obligation, becomes effective, or is asserted thereinafter.

         (e) CONTROLLING LAW. This Agreement shall be deemed to have been entered into the State of Texas, and the laws of the State of Texas, and Chambers County, (without giving effect to any principles of conflicts of law) shall be applicable in the construction of the terms, and provisions hereof, and in determining the rights and obligations of the Parties hereunder.

         (f) ENTIRE AGREEMENT. The Agreement constitutes the entire agreement of the parties regarding the matters contemplated herein, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith. No covenant, representations, or conditions, which is not expressed in the Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.

         (g) INDEMNIFICATION. CMT shall indemnify, hold harmless and defend Vertex Nevada, its officers, directors, employees and agents from such civil penalties, claims and causes of action (including cost of defense, settlement, and reasonable attorney fees and costs of witnesses and experts) as may be brought on account of death or bodily injury to any person; destruction, or


                                  Page 6 of 11
                           Purchase and Sale Agreement
damage, to any property; injury to, destruction of, or loss of, natural resources; or any violation of federal or state law, regulation, or municipal ordinance, which result from, or arise out of the acts or omissions of CMT, its contractors, employees, invitees or anyone else claiming under CMT. This indemnification shall survive the termination of this Agreement.

         Vertex Nevada shall indemnify, hold harmless and defend CMT, its officers, directors, employees, and agents from such civil penalties, claims and causes of action (including cost of defense, settlement, and reasonable attorney fees and costs of witnesses and experts) as may be brought on account of death, or bodily injury, to any person; destruction or damage to any property; injury to, destruction of, or loss of natural resources; or any violation of federal or state law, regulation or municipal ordinance, which result from, or arise out of the acts or omissions of Vertex Nevada, its contractors, employees, invitees or anyone else claiming under Vertex Nevada. This indemnification shall survive the termination of this Agreement.

         (h) EFFECT OF FACSIMILE AND PHOTOCOPIED SIGNATURES. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.



      [Remainder of page left intentionally blank. Signature page follows.]


                                  Page 7 of 11
                           Purchase and Sale Agreement

         EXECUTED and effective this ______day of ______, 2008.


                                    VERTEX ENERGY, INC., A NEVADA CORPORATION


                                       By: ________________________________

                                     Name: ________________________________

                                    Title: ________________________________



                                    CEDAR MARINE TERMINAL, L.P.
                                    "CMT"

                                       By: ________________________________

                                     Name: ________________________________

                                    Title: ________________________________


                                  Page 8 of 11
                           Purchase and Sale Agreement

                                   SCHEDULE A
                                   ----------


1)       V-305 FLASH DRUM
2)       V-306 DIESEL ACCUMULATOR
3)       V-308 NAPHTHA RECEIVER
4)       V-310 HEAT MEDIUM SURGE DRUM
5)       V-312 INCINERATOR K.O. DRUM
6)       EX-301 REACTOR OVERHEAD EXCHANGER
7)       E-304 FEED PRE-HEATER
8)       E-305 BITUMEN EXCHANGER
9)       AC-302 REFLUX CONDENSER
10)      AC-304 NAPHTHA CONDENSER
11)      AC-315 DIESEL COOLER
12)      P-312/313 HEAT MEDIA FEED PUMPS
13)      P-316/317 DIESEL TRANSFER PUMPS
14)      P-318/319 NAPHTHA PUMPS
15)      P-326/327 BITUMEN (HEAVY OIL PUMPS)PUMPS
16)      H-314 INCINERATOR



                                  Page 9 of 11
                           Purchase and Sale Agreement

                                    PLOT PLAN
                                    ---------






                                  Page 10 of 11
                           Purchase and Sale Agreement

                                   SCHEDULE B
                                   ----------



                                  Page 11 of 11
                           Purchase and Sale Agreement

                                    EXHIBIT F

                               MAKE-WHOLE WARRANTS


NUMBER OF SHARES OF COMMON
  STOCK INTO WHICH THE
  OPTION IS EXERCISABLE       EXERCISE PRICE      VESTING       EXPIRATION DATE
--------------------------    --------------    ------------    ---------------

           4,667                   $3.70           3 years            2017

         593,333                   $2.70           3 years            2017

         226,667                   $2.25           3 years            2017

          66,667                   $2.05           3 years            2017

         133,334                   $1.55           3 years            2017

         116,667                   $1.50           3 years            2017

       1,770,665                   $1.42           3 years            2017

         183,334                   $1.11           3 years            2017

       1,050,000                   $0.15           3 years            2018

           8,333                   $1.00        Fully Vested          2011

          53,333                   $1.25        Fully Vested          2011

         272,791                   $1.50        Fully Vested          2011

         434,174                   $2.50        Fully Vested          2011

       3,161,973                   $2.75        Fully Vested          2011
       ---------

Total  8,075,937
       =========

                                 SCHEDULE 4.3(a)

      OPTIONHOLDER                       NUMBER                STRIKE PRICE
--------------------------       ----------------------   ----------------------
Applied Power Concepts                   100,000                  $1.11
Lee Torrens                              100,000                  $1.11
John Wishard                              25,000                  $1.11
Viola Wescott                             25,000                  $1.11
Greg Reiser                               25,000                  $1.11
John Pimentel                            450,000                  $1.42
Dr. James Ferris                          50,000                  $1.42
David Rane                               250,000                  $1.42
Matthew Lieb                             400,000                  $1.42
Lee Torrens*                              60,000                  $1.42
Tom Beck*                                 60,000                  $1.42
Jim Burnham*                              36,000                  $1.42
John Pimentel                            250,000                  $1.42
Ross Patten                              200,000                  $1.42
James Ferris                             200,000                  $1.42
Sam P. Cortez                            200,000                  $1.42
John Pimentel                            250,000                  $1.42
Ross Patten                              250,000                  $1.42
Fred Lundberg                             75,000                  $1.50
Tom Collins                              100,000                  $1.50
David Gutacker                           200,000                  $1.55
Bill Havens                               50,000                  $2.05
Bill Havens                               50,000                  $2.05
Bill Havens                               20,000                  $2.25
Vi Westcott                               10,000                  $2.25
John Wishard                              10,000                  $2.25
Sam Cortez                               110,000                  $2.25
Ross Patten                              100,000                  $2.25
Jim Ferris                                90,000                  $2.25
David Rane                               150,000                  $2.70
David Rane                               350,000                  $2.70
Bill Havens                               50,000                  $2.70
Ross Patten                               20,000                  $2.70
Sam Cortez                               110,000                  $2.70
Ross Patten                              120,000                  $2.70
Jim Ferris                                90,000                  $2.70
James Ferris                               7,000                  $3.70
John Pimentel                            300,000                  $0.155
Sam Cortez                               300,000                  $0.155
David Gutacker                           300,000                  $0.155
Ross Patten                              300,000                  $0.155
Jim Ferris                               300,000                  $0.155
David Rane                                75,000                  $0.155


                               Schedule 4.3(a) - 1

      OPTIONHOLDER                       NUMBER                STRIKE PRICE
--------------------------       ----------------------   ----------------------
Chadbourne                                12,500                  $1.00
Chadbourne                                80,000                  $1.25
Chadbourne                                47,035                  $1.50
Bio Products                             250,000                  $1.50
Chadbourne                               112,152                  $1.50
Chadbourne                                24,000                  $2.50
Chadbourne                                32,775                  $2.50
Chadbourn                                189,350                  $2.50
Chadbourne Series A                      244,536                  $2.50
Senior debt placement                    160,600                  $2.50
Trellus - Series B                     1,018,900                  $2.75
Series B investors                     2,500,000                  $2.75
Series B rollover                        348,880                  $2.75
Series B placement                       875,180                  $2.75
Series A Warrants                        407,560                  $0.01
Other Warrants                           526,360                  $0.01



                               Schedule 4.3(a) - 2